Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

September 14, 2011,

among

GFI SOFTWARE S.À R.L.,

TV GFI HOLDING COMPANY S.À R.L.,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner

[CS&M C/M 06701-889]

SECTION 9.13.	Interest Rate Limitation	152
SECTION 9.14.	Release of Liens and Guarantees	152
SECTION 9.15.	USA PATRIOT Act Notice	153
SECTION 9.16.	No Fiduciary Relationship	153
SECTION 9.17.	Non-Public Information	153

SCHEDULES:

Schedule 1.01(b)	—	Permitted Holders
Schedule 2.01	—	Commitments
Schedule 3.04	—	Specified Transactions
Schedule 3.05	—	Mortgage Properties
Schedule 3.06	—	Source Code Licenses
Schedule 3.12A	—	Subsidiaries and Joint Ventures
Schedule 3.12B	—	Ownership by Permitted Holder; Disqualified Equity Interests
Schedule 4.01(b)	—	Local Counsel Opinions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Affiliate Agreements
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Mandatory Costs Rate
Exhibit F	—	Form of Master Guarantee Agreement
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Supplemental Perfection Certificate
Exhibit I	—	Form of US Collateral Agreement
Exhibit J	—	Form of Equity Subordinated Loan Subordination Agreement
Exhibit K	—	Form of Global Intercompany Consent Agreement

CREDIT AGREEMENT dated as of September 14, 2011, among GFI SOFTWARE S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06, TV GFI HOLDING COMPANY S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.00, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) with respect to any Eurocurrency Borrowing denominated in US dollars for any Interest Period, the product of (i) the LIBO Rate for US dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the sum of (A) the LIBO Rate for Euro for such Interest Period plus (B) the Mandatory Costs Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.  Unless the context requires otherwise, the term “Administrative Agent” shall include J.P. Morgan Europe Limited and any other Affiliate of JPMorgan Chase Bank, N.A. through which it shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in US dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing provisions of this definition, the Alternate Base Rate shall at no time be less than 2.25% per annum.

“Applicable Non-US Loan Party Documents” has the meaning set forth in Section 3.02(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Basket Amount” means, as of any date:

(a) (i) the sum, for all such fiscal years commencing with the fiscal year ending on December 31, 2011, of the portion of Excess Cash Flow for any fiscal year (but, in the case of the fiscal year ending on December 31, 2011, only for the portion thereof commencing on July 1, 2011) of Holdings for which the financial statements required by Section 5.01(a) shall have been delivered that the Borrower is not required to apply to prepay the Loans pursuant to Section 2.11(d) minus (ii) the aggregate amount by which the prepayments of Loans required to have been made for all such fiscal years (or such portion thereof) pursuant to Section 2.11(d) shall have been reduced as a result of voluntary prepayments referred to in clause (B) of Section 2.11(d), plus

(b) (i) 100% of the aggregate net cash proceeds received by Holdings after the Effective Date from the issuance or sale of Equity Interests in Holdings (other than to any Subsidiary), excluding (A) any such issuance or sale of Disqualified Equity Interests and (B) any such issuance or sale constituting a Specified Equity Contribution, and (ii) 100% of the principal amount of convertible debt securities of Holdings (other than Equity Subordinated Loans) that have been converted into or exchanged for Equity Interests, excluding any such conversion or exchange of debt securities held by any Subsidiary and net of any payments made by Holdings or any Subsidiary to the holders of such convertible debt securities in consideration of such conversion or exchange, plus

(c) 100% of the aggregate amount of contributions after the Effective Date to the capital of Holdings made in cash, excluding any contribution constituting a Specified Equity Contribution, minus

(d) the portion of the Available Basket Amount previously utilized pursuant to Section 6.04(o), 6.08(a)(viii) or 6.08(b)(v), plus

(e) an amount equal to the aggregate amount of all Returns received in cash or Permitted Investments in respect of any Investment made in reliance on Section 6.04(o).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bessemer” means Bessemer Venture Partners VII L.P., Bessemer Venture Partners VII Institutional L.P., Bessemer Venture Partners VII Special Opportunity Fund L.P. and any other Person formed as an alternative investment vehicle to hold Equity Interests in Holdings directly or indirectly and Controlled by Bessemer Deer VII & Co. Ltd.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means TV GFI Holding Company S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and London are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US dollar or Euro deposits in the London interbank market and (b) when used in connection with funding or payment in connection with any Loan denominated in Euros, the term “Business Day” shall also exclude any day that is not a day on which the TARGET payment system is open for the settlement of payments in Euros.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings and the Subsidiaries for such period prepared in accordance with IFRS, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (ii) any such expenditures constituting a Permitted Acquisition or an acquisition of substantially all the Equity

Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person, and (b) such portion of principal payments on Capital Lease Obligations made by Holdings and the Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS; the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the acquisition of ownership of record by any Person other than Holdings of any Equity Interest in the Borrower; (b) prior to an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in Holdings representing at least a majority of each of the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in Holdings representing both (A) more than 35% of the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) represented by the issued and outstanding Equity Interests in Holdings and (B) more than the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) represented by the issued and outstanding Equity Interests in Holdings owned, beneficially and of record, by the Permitted Holders, or (ii) the board of directors (or an equivalent governing body) of Holdings shall cease to consist of a majority of Continuing Directors; (d) the acquisition of direct or indirect Control of Holdings by any Person or group (within the foregoing meaning) other than the Permitted Holders; or (e) the occurrence of any “change in control” (or similar event, however denominated) with respect to Holdings or the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Holdings, the Borrower or any other Subsidiary.  For purposes of clause (c)(i) above, a Person or group shall not be deemed to own beneficially any Equity Interest solely as a result of such Person or group having the right to acquire (but not actually having acquired) beneficial ownership of such Equity Interest.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Dollar Tranche Term Loans, Euro Tranche Term Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a US Dollar Tranche Commitment, a Euro Tranche Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be created pursuant to Sections 2.22 and 2.23.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received:

(i) from Holdings, the Borrower and each other Designated Subsidiary, either (A) a counterpart of the Master Guarantee Agreement or (B) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Master Guarantee Agreement in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(ii) from each Designated Subsidiary that is a US Subsidiary and, solely in the case of the US Collateral Agreement, each Designated Non-US Loan Party:

(A) either (1) a counterpart of the US Collateral Agreement or (2) in the case of any Person that becomes a Designated Subsidiary that is a US Subsidiary or a Designated Non-US Loan Party after the Effective Date, a supplement to the US Collateral Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(B) (1) counterparts of a Mortgage with respect to each Mortgaged Property owned by such Person, duly executed and delivered on behalf of such Person, (2) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (3) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (4) such surveys, abstracts, existing appraisals in the possession of Holdings or any Subsidiary, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(C) a counterpart, duly executed and delivered by such Person and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (1) each deposit account maintained by such Person with any depositary bank (other than any Excluded Deposit Accounts) and (2) each securities account maintained by such Person with any securities intermediary (other than any Excluded Securities Accounts);

(iii) from Holdings and each Designated Subsidiary that is a Non-US Subsidiary, one or more Security Documents reasonably acceptable to the Administrative Agent necessary or advisable in order for the Secured Obligations of such Person to be secured, subject to the last paragraph of this definition, by a security interest in all Equity Interests owned by such Person and all or substantially all tangible and intangible assets of such Person (including Mortgaged Properties, accounts receivable, moveable assets (including inventory and equipment), contract rights, patents, trademarks, copyrights and other intellectual property, insurance, contract rights and other general intangibles, investment property, intercompany notes, deposit accounts, securities accounts, letter of credit rights, commercial tort claims and proceeds of the foregoing) in which a security interest may be obtained under the laws of the jurisdiction of organization of such Person;

(iv) from each Person that becomes a Designated Subsidiary after the Effective Date, a perfection certificate, documents and opinions of the type referred to in paragraphs (b), (c) and (f) of Section 4.01; and

(v) from Holdings and each Subsidiary, either (1) a counterpart of the Global Intercompany Consent Agreement or (2) in the case of any Person that becomes a Subsidiary after the Effective Date, a supplement to the Global Intercompany Consent Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(b) all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the applicable Security Documents and the Administrative Agent shall, to the extent required by such Security Documents, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings, the Borrower and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $500,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Security Documents, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require (a) the creation or perfection of pledges of or security interests in any Excluded Assets or (b) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent, in consultation with Holdings and the Borrower, determines that the cost or burden of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment, a US Dollar Tranche Term Commitment, a Euro Tranche Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2011, relating to the credit facilities provided for herein.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of Holdings or any Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with IFRS and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided that, to the extent otherwise included therein, Consolidated Cash Interest Expense shall exclude all interest expense on the Equity Subordinated Loans.  Notwithstanding the foregoing, Consolidated Cash Interest Expense shall be deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the three fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Effective Date shall have occurred after the first day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Cash Interest Expense for the period from and including the Effective Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Effective Date to and including the last day of such fiscal quarter.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) any noncash charges or expenses for such period (including noncash compensation expense and any goodwill and intangibles impairment charges, write-offs or write-downs, but excluding any additions to bad debt reserves or bad debt expense, any noncash charge or expense that results from the write-down or write-off of inventory and any noncash charge or expense that results from the write-down or write-off of trade and other receivables or that is in respect of any other item that was included in Consolidated Net Income in a prior period),

(v) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi) any unrealized losses for such period attributable to (x) movements in fair value of Hedging Agreements or (y) foreign currency translations,

(vii) the cumulative effect for such period of a change in accounting principles,

(viii) any fees and expenses for such period (if incurred prior to the first anniversary of the Effective Date) relating to the Transactions, in an aggregate amount for all periods not to exceed $5,000,000,

(ix) any expenses or charges for such period related to any issuance, sale, redemption or repurchase of Equity Interests in or Indebtedness of Holdings or any Subsidiary, any Permitted Acquisition or other Investment or acquisition of assets not in the ordinary course of business, any disposition of assets not in the ordinary course of business, any recapitalization of Holdings and any amendment or modifications to the terms of any Indebtedness of Holdings or any Subsidiary, in each case to the extent permitted by this Agreement and whether or not consummated,

(x) any expenses or charges for such period related to the issuance, sale, redemption or repurchase of Equity Interests in Holdings in an IPO;

(xi) any restructuring charge or reserve and any non-recurring integration costs for such period, including any such costs incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.04 or related to the closure or consolidation of facilities,

(xii) any extraordinary, non-recurring or unusual losses or expenses for such period, including, to the extent constituting extraordinary, non-recurring or unusual losses or expenses, any severance, relocation costs and one-time compensation charges,

(xiii) business optimization expenses for such period, including costs and expenses related to consolidation initiatives and initiatives aimed at profitability improvement,

(xiv) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries increased during such period; provided, that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such period, any such increase attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof, and

(xv) any unrealized losses for such period attributable to movements in the fair value of contingent consideration payable by Holdings or any Subsidiary in any business combination;

provided that (A) any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(iv) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (B) the aggregate amount of all items added back in computing Consolidated EBITDA in any period of four consecutive fiscal quarters of Holdings pursuant to clauses (a)(ix), (a)(xi), (a)(xii) and (a)(xiii) shall not exceed $5,000,000 for such period; plus

(b) without duplication and to the extent not included in determining such Consolidated Net Income (or Consolidated Net Income for any prior period), the sum of (i) proceeds of business interruption insurance actually received in cash by Holdings and the Subsidiaries during such period and (ii) indemnification and reimbursement payments actually received in cash by Holdings and the Subsidiaries during such period in respect of any expenses and charges covered by third-party indemnification or other reimbursement provisions in connection with any Permitted Acquisition or other Investment or any disposition of assets; minus

(c) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) noncash items of income for such period (including any gains or income resulting from revaluation or write-up of assets and reversal of write-downs or impairments, but excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),

(ii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iii) any unrealized gains for such period attributable to (x) movements in fair value of Hedging Agreements or (y) foreign currency translations,

(iv) the cumulative effect for such period of a change in accounting principles,

(v) any extraordinary, non-recurring or unusual gains or other items of income for such period,

(vi) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries decreased during such period; provided, that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or all the assets constituting a business unit, division, product line or line of business of) any Person permitted hereunder consummated during such period, any such decrease attributable to the Persons or assets subject thereto shall be determined only form and after the consummation thereof, and

(vii) unrealized gains for such period attributable to movements in the fair value of contingent consideration payable by Holdings or any Subsidiary in connection therewith;

Provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by Holdings or any Subsidiary, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business.  In the event any Subsidiary shall be a Subsidiary that is not wholly owned by Holdings, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Holdings, attributable to such Subsidiary, shall only be included to the extent attributable to the equity interest therein of Holdings.  For purposes of calculating Consolidated EBITDA for any period, if during such period Holdings, the Borrower or any other Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.05.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of Holdings and the Subsidiaries (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of Holdings and the Subsidiaries (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary) to the extent that such payments reduced any scheduled principal payments that would have become due during such period, provided that in the case of any such principal payments in respect of any Long-Term Indebtedness made with the proceeds of other Long-Term Indebtedness, such aggregate amount in respect of such original Long-Term Indebtedness shall be added pursuant to this clause (c) for any period only to the extent such aggregate amount exceeds, for such period, the amount of any scheduled principal payments made during such period in respect of such refinancing Long-Term Indebtedness that are added pursuant to clause (b) above, (d) the aggregate amount of (i) principal payments on Capital Lease Obligations, determined in accordance with IFRS, and (ii) principal payments on other Indebtedness of the type described in Section 6.01(a)(vi), in each case made by Holdings and the Subsidiaries during such period, provided that in the case of any such principal payments in respect of Capital Lease Obligations or such other Indebtedness made with the proceeds of other Long-Term Indebtedness, such aggregate amount in respect of such Capital Lease Obligations and such other Indebtedness shall be added pursuant to this clause (d) for any period only to the extent such aggregate amount exceeds, for such period, the amount of any scheduled principal payments made during such period in respect of such refinancing Long-Term Indebtedness that are added pursuant to clause (b) above), (e) the aggregate amount of income taxes paid in cash by Holdings and the Subsidiaries during such period and (f) the aggregate amount of Restricted Payments made by Holdings and the Subsidiaries during such period (other than (i) Restricted Payments made to Holdings or a Subsidiary, (ii) Restricted Payments made solely in additional Equity Interests and (iii) Restricted Payments made in reliance on Section 6.08(a)(iii), 6.08(a)(iv), 6.08(a)(v) (to the extent funded with the proceeds of any key man life insurance policy paid to Holdings or any Subsidiary) or 6.08(a)(vi)).

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS; provided that there shall be excluded:

(a) the income of any Person (other than Holdings) that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Holdings, the Borrower or, subject to clauses (b) and (c) below, any other Subsidiary during such period;

(b)  the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Holdings or any Subsidiary or any law applicable to Holdings or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived;

(c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Subsidiary that is not wholly owned by Holdings to the extent such income or loss or such amounts are not attributable to the equity interest therein of Holdings; and

(d) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such Person’s assets are acquired by Holdings or any Subsidiary.

“Consolidated Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), and (b) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with IFRS, determined on a consolidated basis; provided that (i) to the extent otherwise included therein, Consolidated Total Indebtedness shall exclude Equity Subordinated Loans and (ii) for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of Holdings, the Borrower or any other Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Continuing Directors” means, in respect of Holdings, (a) the directors (or persons having an equivalent authority) of Holdings on the Effective Date and (b) each other director (or person having an equivalent authority) of Holdings if such other director’s nomination for election to the board of directors (or an equivalent governing body) of Holdings is recommended by at least a majority of the then Continuing Directors of Holdings or such other director’s nomination for such election is approved by a Sponsor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Holdings, the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary” means (a) the Borrower and (b) each other Material Subsidiary other than any Excluded Subsidiary.  The term “Designated Subsidiary” shall include any Subsidiary designated as such pursuant to Section 5.03(b).

“Designated Non-US Loan Party” means Holdings and each Designated Subsidiary that is a Non-US Subsidiary that (a) directly owns any Equity Interests of a Person that is organized under the laws of the United States of America, any State thereof or the District of Columbia or (b) otherwise directly owns any asset (including any right arising under any agreement) where, based on the applicable law of the United States of America, any State thereof or the District of Columbia or of the jurisdiction of organization of such Non-US Loan Party, the creation or perfection of a security interest in such Non-US Loan Party’s right, title or interest in, to or under such asset is to be determined under the law of the United States of America, any State thereof or the District of Columbia.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 95 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in US dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such other currency at the time in effect.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course, other than, in each case, a natural person or Holdings, the Borrower, any other Subsidiary or any other Affiliate of Holdings.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Communities.

“Engagement Letter” means the Engagement Letter dated May 24, 2011 among Holdings, the Administrative Agent and J.P. Morgan Securities LLC.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Subordinated Loans” means indebtedness in the form of loans owed by Holdings to one or more of holders of its Equity Interests, provided that (a) the stated final maturity of such indebtedness shall not be earlier than 190 days after the latest Maturity Date (and, in the event of any extension of the Maturity Date in accordance with the terms hereof, shall automatically extend to be no earlier than 190 days after the latest Maturity Date as so extended) and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Maturity Date, (b) such indebtedness shall not be subject to any mandatory or required prepayment, repayment, redemption or repurchase, and shall not require any other payment or other distribution in respect of principal of or interest on such indebtedness, prior to its stated final maturity, (c) such indebtedness shall not be secured by any asset of Holdings or any Subsidiary, (d) no Subsidiary shall be an obligor (including pursuant to a Guarantee) of such indebtedness, (e) such indebtedness shall be subordinated to the Secured Obligations on the terms set forth the Equity Subordinated Loans Subordination Agreement, and each holder of such indebtedness shall be bound by the terms of the Equity Subordinated Loans Subordination Agreement and shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection therewith, (f) the agreements and instruments governing or evidencing such indebtedness shall not contain any affirmative or negative covenant, other than the covenant to repay such indebtedness in accordance with the terms thereof (and subject to the provisions hereof), and (g) the aggregate principal amount of such indebtedness (excluding capitalized interest) shall not exceed  €40,000,000 at any time and the interest rate per annum shall not exceed a rate corresponding to the interest rate payable by Holdings and its Subsidiaries with respect to secured Indebtedness for borrowed money and any other Indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured Indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly).

“Equity Subordinated Loans Subordination Agreement” means a Subordination Agreement among Parent, each holder of the Equity Subordinated Loans and the Administrative Agent, substantially in the form of Exhibit I, together with all supplements thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived as of the date hereof), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination by the Plan’s actuary or Holdings that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Holdings or any of its ERISA Affiliates from the PBGC of any written notice stating the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by Holdings or any of its ERISA Affiliates of any written notice, or the receipt by any Multiemployer Plan from Holdings or any of its ERISA Affiliates of any notice, imposing Withdrawal Liability or a final determination by the trustees of a Multiemployer Plan that the Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the occurrence of a non-exempt “prohibited transaction” with respect to which Holdings, the Borrower or any other Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings, the Borrower or any such Subsidiary could otherwise be liable, (j) any Foreign Benefit Event or (k) any other event or condition with respect to a Plan, Multiemployer Plan or Foreign Pension Plan that could reasonably be expected to result in liability of Holdings, the Borrower or any other Subsidiary.

“EU Savings Withholding Tax” means the withholding tax on savings income in accordance with European Directive 2003/48/EC (regarding the taxation of savings income in the form of interest payments), as implemented in the legislation of the relevant European member state.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Borrowing Minimum” means (a) in the case of a Borrowing denominated in US dollars, $5,000,000 and (b) in the case of a Borrowing denominated in Euros, €5,000,000.

“Eurocurrency Borrowing Multiple” means (a) in the case of a Borrowing denominated in US dollars, $1,000,000 and (b) in the case of a Borrowing denominated in Euros, €1,000,000.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Tranche Installment” has the meaning set forth in Section 2.10(b).

“Euro Tranche Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Euro Tranche Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Euro Tranche Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Euro Tranche Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Tranche Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Euro Tranche Term Commitments is €30,000,000.

“Euro Tranche Term Lender” means a Lender with a Euro Tranche Term Commitment or an outstanding Euro Tranche Term Loan.

“Euro Tranche Term Loan” means a Loan made pursuant to Section 2.01(b).

“Euro Tranche Term Maturity Date” means the fifth anniversary of the Effective Date.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, for any fiscal year (or, in the case of the fiscal year ending on December 31, 2011, for the portion thereof commencing on July 1, 2011),

(a)  the sum (without duplication) of:

(i) the Consolidated Net Income for such fiscal year or such portion thereof, adjusted to exclude any gains or losses attributable to Prepayment Events;

(ii) to the extent deducted in determining the Consolidated Net Income for such fiscal year or such portion thereof, depreciation, amortization and all other noncash charges, expenses, or losses, other than any noncash charges or expenses representing an accrual or reserve for potential cash payments in any future period; and

(iii) the sum of (A) the amount, if any, by which Net Working Capital decreased during such fiscal year or such portion thereof and (B) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries increased during such fiscal year or such portion thereof, provided that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such fiscal year or such portion thereof, any such decrease or increase attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof; minus

(b) the sum (without duplication) of:

(i) to the extent recognized in determining the Consolidated Net Income for such fiscal year or such portion thereof, any noncash gains or other noncash items of income, other than any noncash gains representing the reversal of an accrual or reserve for a potential cash item made in any prior period;

(ii) the sum of (A) the amount, if any, by which Net Working Capital increased during such fiscal year or such portion thereof and (B) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries decreased during such fiscal year or such portion thereof, provided that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such fiscal year or such portion thereof, any such increase or decrease attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof;

(iii) the sum of, in each case except to the extent financed with Excluded Sources, (A) the aggregate amount of Capital Expenditures by Holdings and the Subsidiaries made in cash during such fiscal year or such portion thereof, (B) the aggregate amount of cash consideration paid (including in the form of payment of earnouts and other contingent consideration, but only to the extent Consolidated Net Income has not been reduced for such fiscal year or such portion thereof, or any prior fiscal year, on account of any accrual or reserve for such earnouts or other contingent consideration) during such fiscal year or such portion thereof by Holdings and the Subsidiaries to make Permitted Acquisitions or other acquisitions by Holdings and the Subsidiaries of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder (other than, in each case, any such Permitted Acquisitions or other acquisitions to the extent made pursuant to clause 6.04(o)(iii)(B)) and (C) the aggregate amount of Restricted Payments made by Holdings in cash during such fiscal year or such portion thereof pursuant to Section 6.08(a)(v) (excluding any portion thereof financed with the proceeds of key man life insurance policies); and

(iv) the sum of, in each case except to the extent financed with Excluded Sources, the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by Holdings and the Subsidiaries during such fiscal year or such portion thereof, excluding (A) Indebtedness in respect of revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), (B) Indebtedness in respect of Revolving Loans and Letters of Credit, (C) Term Loans prepaid pursuant to Section 2.11(a), 2.11(c), 2.11(d) or 2.11(e) and (D) Equity Subordinated Loans.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, with respect to any currency other than US dollars, the rate at which such currency may be exchanged into US dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency; provided that in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent.

“Excluded Assets” means (a) any property in which any Loan Party now or hereafter has rights if, for so long and to the extent that (i) a security interest therein may not be granted by such Loan Party in such property as a matter of applicable law or (ii) the grant of a security interest therein requires consent of any Governmental Authority that has not been obtained, provided that, except where the Administrative Agent shall have determined, in consultation with Holdings and the Borrower, that such exception or consent may not be obtained without undue cost or burden, such Loan Party shall have taken (or shall be taking) all commercially reasonable actions to avail itself of any exception available from the application of such law or to obtain any such consents, as the case may be; (b) any license, contract or agreement to which any Loan Party is a party or any of its rights or interests thereunder if, for so long and to the extent that the grant of a security interest therein would constitute or result in (i) the unenforceability of any right, title or interest of such Loan Party in or (ii) a breach or termination pursuant to the terms of, or a default under, any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity) or to the extent a security interest may not be granted by such Loan Party under such license, contract or agreement without the consent of one or more parties thereto other than Holdings or any Subsidiary, but only for so long as such consent has not been obtained; provided that any property referred to in this clause (b) shall automatically cease to be “Excluded Assets” at such time as the condition causing it to be excluded pursuant to this clause (b) shall be remedied or cease to be in effect; (c) fixed or capital assets subject to capital leases or purchase money financing and cash to secure letter of credit reimbursement obligations, in each case, to the extent such capital leases, purchase money financing or letters of credit are permitted under this Agreement; (d) vehicles and other goods subject to a certificate of title, except to the extent perfection of the security interest therein may be accomplished by the filing of financing statements or an equivalent thereof in appropriate form in the applicable jurisdictions; (e) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time, if any, as a statement of use or amendment to allege use is accepted by such Office, at which time such trademark shall automatically cease to be “Excluded Assets”; (f) real property leasehold interests or owned real property that does not constitute Mortgaged Property; and (g) Excluded Deposit Accounts and Excluded Securities Accounts.  In the case of clauses (a) and (b) above, it is understood that in the event a particular type of a security interest in an asset (such as a trust arrangement) shall not result in any of the conditions specified in such clauses, then, solely insofar as the security interest created by the Security Documents on such asset is limited to the security interest of such type (or types), such asset shall not be an Excluded Asset.

“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of (i) funds held by Holdings or any Subsidiary in trust for any director, officer or employee of Holdings or any Subsidiary or any employee benefit plan maintained by Holdings or any Subsidiary or (ii) funds representing deferred compensation for the directors and employees of Holdings and the Subsidiaries, (d) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other transaction permitted hereunder and (e) deposit accounts the daily balance in which does not at any time exceed $500,000 for all such accounts, other than, in the case of clauses (a) and (e), where the creation and perfection of a security interest in such deposit account does not require execution and delivery by the applicable depositary bank of a Control Agreement or any similar agreement or document.

“Excluded Securities Accounts” means any securities account the securities entitlements in which consist solely of (a) securities entitlements held by Holdings or any Subsidiary in trust for any director, officer or employee of Holdings or any Subsidiary or any employee benefit plan maintained by Holdings or any Subsidiary or (b) securities entitlements representing deferred compensation for the directors and employees of Holdings and the Subsidiaries).

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) Net Proceeds of any sale, transfer, lease or other disposition of assets made in reliance on Section 6.05(h) or 6.05(i) and (c) proceeds of any issuance or sale of Equity Interests in Holdings or any capital contributions to Holdings.

“Excluded Subsidiary” means any Subsidiary (a) that is prohibited by applicable law (including any financial assistance rules) from providing a Guarantee in respect of the Secured Obligations or (b) the Guarantee of the Secured Obligations by which (i) requires any consent of any Governmental Authority that has not been obtained or (ii) would result in any material risk to the officers or directors of such Subsidiary of a civil or criminal liability; provided that such Subsidiary shall automatically cease to be an “Excluded Subsidiary” at such time as the condition causing it to be an Excluded Subsidiary shall be remedied or cease to be in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income, franchise Taxes and branch profits Taxes, in each case (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, (i) any withholding Tax (other than the EU Savings Withholding Tax) resulting from any law applicable to a payment made by a Person located in the Grand-Duchy of Luxembourg in effect on the date on which (A) such Lender acquires its applicable ownership interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (B) such Lender changes its lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) and (ii) any withholding Tax imposed by the Grand-Duchy of Luxembourg on the basis that a Lender is a Luxembourg resident individual in accordance with the Luxembourg law dated December 23, 2005, introducing a final withholding tax on certain savings income, as such law is in effect on the date hereof, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or 2.17(g) and (d) any US Federal Taxes imposed under FATCA.

“Existing 2010 Loan Agreement” means the Loan Agreement, dated as of June 1, 2010, by and between GFI USA Holding Company, Inc. and Silicon Valley Bank, as amended.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 16, 2006, as amended, by and between, among others, Gee Fi Holdings Limited, TV GFI Holding Company S.à r.l., GFI Software S.à r.l. (formerly known as TV Holding S.à r.l.) and Morgan Stanley Senior Funding, Inc. as administrative and collateral agent.

“Extended Commitments” has the meaning set forth in the definition of the term “Extension Permitted Amendment”.

“Extended Expiration Letter of Credit” has the meaning set forth in Section 2.05(c).

“Extended Loans” has the meaning set forth in the definition of the term “Extension Permitted Amendment”.

“Extending Lender” has the meaning set forth in Section 2.23(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Extension Offer” has the meaning set forth in Section 2.23(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.23, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding at the time of such Extension Offer, (c) a modification of voluntary or mandatory prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto, provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments, in each case subject to the terms of Section 2.23 and/or (e) an addition of any affirmative or negative covenants applicable to Holdings and the Subsidiaries, provided that any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or, with respect to Holdings or the Borrower, another Person knowledgeable of the financial and accounting matters of Holdings or the Borrower, as applicable, and the other Loan Parties to the extent customarily known by a chief financial officer, principal accounting officer, treasurer or controller, and expressly authorized by the board of managers of Holdings or the Borrower, as applicable, to act on behalf of Holdings or the Borrower, as applicable).

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA minus Capital Expenditures to (b) Consolidated Fixed Charges, in each case for any period of four consecutive fiscal quarters.  For purposes of calculating the Fixed Charge Coverage Ratio, if the Borrower or any Subsidiary incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges Indebtedness during the period of four consecutive fiscal quarters, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four consecutive fiscal quarter period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the contributions or payments to such Foreign Pension Plan required under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a written notice by a Governmental Authority stating the Governmental Authority’s intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Holdings, the Borrower or any other Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any other Subsidiary, or the imposition on Holdings, the Borrower or any other Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States of America is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Gee FI” means Gee FI Holdings Limited, a limited liability company organized under the laws of British Virgin Islands and a Subsidiary.

“German GAAP” means generally accepted accounting principles as in effect from time to time in Germany, consistently applied.

“German Limited Loan Party” means any Loan Party organized under the laws of Germany that is, or the general partner with unlimited personal liability of which is, subject to capital maintenance or other rules restricting its ability to guarantee the Secured Obligations or to provide security for the Secured Obligations or diminishing the commercial value of such guarantee or security and which rules are not fully suspended by the existence of a domination agreement (Beherrschungsvertrag) with its parent as dominating entity (herrschende Gesellschaft).

“Global Intercompany Consent Agreement” means the Global Intercompany Consent Agreement among Holdings, the Subsidiaries and the Administrative Agent, substantially in the form of Exhibit K, together with all supplements thereto.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification obligations in effect on the Effective Date or entered into in connection with acquisitions or dispositions permitted under this Agreement (other than any such obligations with respect to

Indebtedness).  The amount, as of any date of determination, of any Guarantee shall be (i) in the case of a Guarantee of any Indebtedness, the principal amount of such Indebtedness outstanding and Guaranteed as of such date, (ii) in the case of a Guarantee of any other obligation that has a principal amount, the principal amount of such other obligation outstanding and Guaranteed as of such date and (iii) in the case of a Guarantee of any obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by a Financial Officer of Holdings).

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Hedging Agreement.

“Holdings” means GFI Software S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06.  From and after the IPO, Holdings may have such other form of organization as may be permitted by Section 6.03.

“Holdings Financial Statements” means the audited consolidated financial statements of Holdings and its Subsidiaries for the fiscal year ending December 31, 2010, prepared in accordance with IFRS and accompanied by the opinion of Ernst & Young Malta Limited.

“Iapetos” means Iapetos Holding GmbH, a limited liability company organized under the laws of Germany and a Subsidiary.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that (a) did not have consolidated total assets equal to $2,500,000 or more as of the end of the most recent fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, as of December 31, 2010)

and (b) did not have consolidated total revenue equal to $2,500,000 or more for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for the period of four consecutive fiscal quarters ended December 31, 2010); provided that if (i) the consolidated total assets of all the foregoing Subsidiaries shall be equal to $7,500,000 or more as of the end of the most recent fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, as of December 31, 2010) or (b) the consolidated total revenues of all the foregoing Subsidiaries shall be equal to $10,000,000 or more for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for the period of four consecutive fiscal quarters ended December 31, 2010), then one or more of such Subsidiaries shall for all purposes of this Agreement not be an “Immaterial Subsidiary” in descending order based on the amounts of their consolidated total assets or consolidated total revenues, as the case may be, until such excess shall have been eliminated; provided further that in no event shall the Borrower or any IP/Contract Rights Subsidiary be an Immaterial Subsidiary.

“Increase Effective Date” has the meaning set forth in Section 2.21(a).

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the Dollar Equivalent of the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.21.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), but limited to the lesser of the fair market value of such property and the principal amount of such Indebtedness if recourse is limited solely to such property and no other asset of Holdings or any Subsidiary, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts and accrued expenses payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Holdings, the Borrower or any other Subsidiary and (iii) any purchase price adjustment, earn-out or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that such obligations are not paid within 30 days after becoming due and payable pursuant to such purchase price adjustment, earn-out or similar deferred payment arrangement)), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but limited to the lesser of (i) the fair market value of the property securing such Indebtedness and (ii) the stated principal amount of such Indebtedness), and (i) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this

Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Insight” means Insight Venture Partners VI, L.P., Insight Venture Partners VI (Co-Investors), L.P., Insight Venture Partners (Cayman) VI, L.P., Insight Venture Partners IV, L.P., Insight Venture Partners IV (Co-Investors), L.P., Insight Venture Partners (Cayman) IV, L.P., Insight Venture Partners IV (Fund B), L.P., Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., Insight Venture Partners (Cayman) V, L.P. and any other Person formed as an alternative investment vehicle to hold Equity Interests in Holdings directly or indirectly and Controlled by Insight Venture Management, LLC.

“Installment” means a US Dollar Tranche Installment, a Euro Tranche Installment or, in the case Incremental Term Loans of any Series, each scheduled repayment date therefor as specified in Section 2.10(c).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, nine or twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with IFRS) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for increases in the value of, or write-ups, write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to, such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, net of all Returns on such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests or other property as of the time of such transfer, net of all Returns on such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the US Collateral Agreement.

“IP/Contract Rights Subsidiary” shall mean any Subsidiary that owns (a) any copyright, patent, trademark, technology, software or domain name, any license of any of the foregoing or any other intellectual property right or (b) any contract right that, in each case, individually or in the aggregate, is material to the business or operations of Holdings and the Subsidiaries, taken as a whole.

“IPO” means the initial underwritten public offering of common Equity Interests in Holdings pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the applicable currency of $5,000,000 or €5,000,000, as the case may be, and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing provisions of this definition, the Adjusted LIBO Rate shall at no time be less than 1.25% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or other security interest on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or synthetic lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Loan Party” means (a) any German Limited Loan Party, (b) any Loan Party organized under the law of Malta (other than TG Holding, and any other Subsidiary organized under the law of Malta so excluded from being deemed a “Limited Loan Party” in the Administrative Agent’s sole discretion) and (c) any Loan Party that becomes a Loan Party after the Effective Date if such Loan Party (i) (A) is organized in a jurisdiction other than the jurisdiction of organization (excluding Germany and Malta) as of the Effective Date of any Person that is a Loan Party as of the Effective Date and (B) has not granted to the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected security interest in a substantial portion of its assets (whether as a result of the cost/benefit analysis contemplated by the last paragraph of the definition of the term “Collateral and Guarantee Requirement” or otherwise) or (ii) is subject to any applicable law (including any capital maintenance rules) materially impeding the ability of such Loan Party to perform its obligations under the Master Guarantee Agreement or any Security Document to which it is a party (without giving effect to any limitations on such obligations relating to applicable law that are set forth in the Master Guarantee Agreement or any such Security Document).

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension Agreements, the Refinancing Facility Agreements, the US Collateral Agreement, the Master Guarantee Agreement, the other Security Documents, the Post-Closing Letter Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans (including any Loans made pursuant to

Section 2.21 or 2.22 and any Loans as they may be modified pursuant to Section 2.23), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement, the Master Guarantee Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” means Holdings, the Borrower and each other Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, matures more than one year from the date of its creation or matures within one year from such date of creation but is renewable or extendable, at the option of the issuer or borrower of such Indebtedness, to a date more than one year from such date of creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date of creation.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit E.

“Master Guarantee Agreement” means the Master Guarantee Agreement dated the date hereof, among Holdings, the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit F, together with all supplements thereto.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $1,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents or (c) the material rights of or benefits available to the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Holdings, the Borrower or any other Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the other Subsidiaries in an aggregate principal amount of $5,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (a) the Borrower, (b) each IP/Contract Rights Subsidiary and (c) each other Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the US Dollar Tranche Term Maturity Date, the Euro Tranche Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning Holdings, the Borrower and the other Subsidiaries and their securities that is not Public Information.  For purposes of this definition, “material information” means information concerning Holdings, the Borrower, the other Subsidiaries or any Affiliate of any of the foregoing, or any security of any of the foregoing, that could reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a book value of $5,000,000 or more.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by Holdings and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding), or an exclusive license, of an asset, the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset (including principal, premium or penalty, interest and other amounts required to be paid thereon) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and the Subsidiaries, and the amount of any reserves established by Holdings and the Subsidiaries in accordance with IFRS to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be a receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-US Subsidiary” means any Subsidiary that is not a US Subsidiary.

“Non-US Loan Party” means any Loan Party that is not a US Loan Party.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Participant Register” has the meaning set forth in Section 9.04(c)(i).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any other Subsidiary Loan Party of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any such purchase or other acquisition of any Equity Interests in any Person, upon the consummation of such purchase or other acquisition such Person and each subsidiary of such Person will be a wholly owned Subsidiary (including as a result of a merger or consolidation between any wholly owned Subsidiary and such Person), (b) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Holdings, the Borrower or any other Subsidiary, (c) all transactions related thereto are consummated, in all material respects, in accordance with applicable law, (d) at the time of and immediately after giving effect to any such purchase or other acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, provided that for purposes of this clause (d), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, and (e) Holdings and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of each of Holdings and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d)(ii) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not overdue for a period of more than 30 days or are being contested in compliance with Section 5.06;

(b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06 and (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with importation of goods;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases, public or statutory obligations, surety and appeal bonds, performance bonds, taxes being contested in accordance with Section 5.06 and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any

Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement; and

(j) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (a) each Sponsor and (b) each other Person set forth on Schedule 1.01(b).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Germany and the United Kingdom (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America, Germany and the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) time deposits (including Eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America (or any State thereof or the District of Columbia), Germany or the United Kingdom or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America (or any State thereof or the District of Columbia), Germany or the United Kingdom, (ii) issues (or the parent company of which issues) commercial paper rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P or Fitch, as of the date of acquisition and (iii) has combined capital and surplus of at least $500,000,000 (or having a Dollar Equivalent thereof), in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 (or having a Dollar Equivalent thereof); and

(f) in the case of any Non-US Subsidiary, investments denominated in the currency of foreign jurisdictions that are substantially similar (including as to creditworthiness) to the items specified in subsections (a) through (e) of this definition and are customarily used by companies in the jurisdiction of organization of such Non-US Subsidiary for cash management purposes.

“Permitted Refinancing Indebtedness” means any senior unsecured notes or loans of the Borrower, and the Guarantees thereof by any Loan Party incurred to refinance the Term Loans; provided that (a) on the date of the issuance or incurrence thereof, 100% of the Net Proceeds of such Indebtedness shall be applied to prepay Term Loans of any Class in accordance with Section 2.11(a) (and any such prepayment of Term Loans of such Class shall be applied ratably to reduce the subsequent scheduled amortization payments to be made pursuant to Section 2.10), (b) the stated final maturity of such Indebtedness shall not be earlier than the Maturity Date applicable to the Term Loans being prepaid, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof), (c) the weighted average life to maturity of such Indebtedness shall not be earlier than the remaining weighted average life to maturity of the Term Loans being prepaid, (d) the terms of such Indebtedness (other than pricing, maturity or amortization), when taken as a whole, shall be substantially the same or less favorable to the investors providing such Indebtedness than the terms hereof, except for covenants or other provisions applicable only to periods after the latest Maturity Date in effect at the time of incurrence or issuance of such Indebtedness, provided that a certificate of a Financial Officer of Holdings delivered to the Administrative Agent at least 10 Business Days prior to the incurrence of such Indebtedness and (i) setting forth a reasonably detailed description of the material terms and conditions of such Indebtedness, (ii) stating that Holdings has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) and (iii) attaching drafts of the documentation relating thereto, shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent notifies Holdings within such 10 Business Day period that it or any Lender disagrees with such determination (including a description of the basis upon which it or such Lender disagrees), provided further that Holdings and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition in this clause (d), without the consent of any Lender or any other Person, and (e) no Subsidiary that is not a Loan Party shall Guarantee obligations of the Borrower under such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by Holdings or any of its ERISA Affiliates.

“Platform” has the meaning set forth in Section 9.17(b).

“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement dated as of the date hereof, between the Borrower and the Administrative Agent.

“Prepayment Event” means:

(a) any sale, transfer, exclusive lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Holdings, the Borrower or any other Subsidiary, including any sale to a Person other than Holdings, the Borrower or any other Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (a) through (g) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 during any fiscal year of Holdings;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any other Subsidiary resulting in aggregate Net Proceeds of $2,500,000 or more; or

(c) the incurrence by Holdings, the Borrower or any other Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act and, where applicable, any comparable doctrines under state and foreign securities laws, (b) does not constitute material information concerning Holdings, the Borrower, the other Subsidiaries or any Affiliate of any of the foregoing, or any security of any of the foregoing, for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws or (c) solely in the case of information concerning Holdings, the Borrower or any other Subsidiary (but only if such information does not constitute material information of any Affiliate thereof for the foregoing purposes), so long as none of Holdings, the Borrower nor any other Subsidiary shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of securities by Holdings, the Borrower or such other Subsidiary pursuant to an offering of securities registered under the Securities Act or made in reliance on Rule 144A under the Securities Act.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank and (d) any other Person to which any payment is owed by a Loan Party under this Agreement or any other Loan Document.

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Commitment.

“Refinancing Effective Date” has the meaning set forth in Section 2.22(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness, plus any make-whole payments or premium paid in connection therewith, plus upfront fees paid or original issue discount suffered on such Refinancing Indebtedness, plus other customary fees and expenses paid in connection with such refinancing; (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 95 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of Holdings only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable, taken as a whole, in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original

Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.22(a).

“Refinancing Term Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.22(a).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposure, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, the outstanding Term Loans and unused Commitments at such time.  For purposes of this definition, the amount at any time of any Loan or Commitment denominated in a currency other than US dollars shall be the Dollar Equivalent thereof as of such time.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any other Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in Holdings, the Borrower or any other Subsidiary and (b) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holder or any of its Affiliates.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the return of principal thereof and (b) with respect to any other Investment, any dividends, distributions, return of capital and other amounts received or realized in respect of such Investment, but only to the extent the aggregate amount thereof does not exceed the original amount of such Investment.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings, the Borrower or any other Subsidiary whereby Holdings, the Borrower or such Subsidiary sells or transfers such property to any Person and Holdings, the Borrower or any other Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds provided to Holdings or any Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedge Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Arranger, (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedge Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Secured Hedge Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Subsidiaries under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the US Collateral Agreement, the Master Guarantee Agreement, the IP Security Agreements, the Mortgages, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Sections 4.01, 5.03 or 5.12 to secure the Secured Obligations.

“Series” has the meaning set forth in Section 2.21(c).

“Specified Distribution” means one or more Restricted Payments of cash and Equity Subordinated Loans made by Holdings on the Effective Date or within 60 days thereafter in an aggregate principal amount not to exceed €135,000,000.

“Specified Equity Contribution” has the meaning set forth in Section 7.02.

“Sponsor” means either of (a) Insight and (b) Bessemer.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness referred to in Section 6.01(a)(xi).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Master Guarantee Agreement.  Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“TARGET payment system” means the Trans-European Automated Real-time Gross settlement Express Transfer payment system.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a US Dollar Tranche Term Commitment, a Euro Tranche Term Commitment or an Incremental Term Commitment of any Series.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a US Dollar Tranche Term Loan, a Euro Tranche Term Loan or an Incremental Term Loan of any Series.

“TG Holding” means TG Holding Malta Limited, a private limited liability company organized under the law of Malta and a Subsidiary.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the repayment of all amounts outstanding under, and the termination of all commitments under, the Existing Credit Agreement and the Existing 2010 Loan Agreement, and (c) the declaration and payment of the Specified Distribution.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unlimited Loan Party” means any Loan Party that is not a Limited Loan Party.

“US Collateral Agreement” means the US Collateral Agreement among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit I, together with all supplements thereto.

“US dollar” or “$” refers to lawful money of the United States of America.

“US Dollar Tranche Installment” has the meaning set forth in Section 2.10(a).

“US Dollar Tranche Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a US Dollar Tranche Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the US Dollar Tranche Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s US Dollar Tranche Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Dollar Tranche Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ US Dollar Tranche Term Commitments is $154,197,000.60.

“US Dollar Tranche Term Lender” means a Lender with a US Dollar Tranche Term Commitment or an outstanding US Dollar Tranche Term Loan.

“US Dollar Tranche Term Loan” means a Loan made pursuant to Section 2.01(a).

“US Dollar Tranche Term Maturity Date” means the fifth anniversary of the Effective Date.

“US GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“US Loan Party” means any Loan Party incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“US Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means the value-added tax in accordance with European Directive 206/112/EC, as implemented in the legislation of the relevant European member state.

“VAT Subject Party” has the meaning set forth in Section 2.17(i)(ii).

“VAT Supplier” has the meaning set forth in Section 2.17(i)(ii).

“VAT Recipient” has the meaning set forth in Section 2.17(i)(ii).

“Weighted Average Yield” means, at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”.  For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of Holdings, the Borrower or any other Subsidiary).  Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.11(h) or 2.21 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error; provided that the Administrative Agent shall have no obligation to make any such determination absent a request therefor by the Borrower; provided further that the Borrower and each Lender hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any such determination.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other

Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.  Accounting Terms; IFRS.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with IFRS as in effect from time to time, it being understood and agreed that any such term phrased in a manner customary under US GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS (and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with US GAAP as in effect on the date hereof); provided that (a) if Holdings notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders notify Holdings that it or they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any accounting principle (including the concept of “fair value” measurement) that permits the amount of any Indebtedness (other than zero coupon Indebtedness) of Holdings or any Subsidiary to be valued below the stated principal amount of such Indebtedness.

SECTION 1.05.  Pro Forma Calculations.  All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, ending on December 31, 2010), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.06.  Currency Translation.  (a)  For purposes of this Agreement, the Dollar Equivalent of any amount of currency other than US dollars shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error; provided that the Administrative Agent shall have no obligation to make (but may make) any such determination absent an express request therefor by the Borrower or any Lender (and, upon receipt of any such request, the Administrative Agent agrees to make such determination and to advise promptly the Borrower or such Lender, as the case may be, of the amount thereof).  The Borrower agrees that prior to making any payment or prepayment required to be made under Article II, or taking any other action under Article II, that, in each case, requires determination of the Dollar Equivalent of any amount of currency other than US dollars, the Borrower shall request that the Administrative Agent make such determination prior to making such payment or prepayment or taking such other action.  Holdings, the Borrower, each Lender and each Issuing Bank hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by Holdings, the Borrower, any Lender or any Issuing Bank as a result of any such determination or, except in the case of any of the foregoing suffered by the Borrower or any Lender that shall have made an express request for such a determination (but, in any event, subject to Article VIII and Section 9.03(d)), as a result of the failure of the Administrative Agent to effect any such determination.

(b)  For purposes of any determination under Articles VI and VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than US dollars shall be translated into US dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.04, 6.05 and 6.08, the amount of each applicable transaction denominated in a currency other than US dollars shall be translated into US dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by Holdings and the Borrower, and (b) for purposes of Sections 6.12 and 6.13, and the related definitions, amounts in currencies other than US dollars shall be translated into US dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of Holdings and the Subsidiaries.  Notwithstanding anything to the contrary set forth herein, (i) no Default or Event of Default shall arise as a result of any limitation or threshold expressed in US dollars in Section 6.01 or 6.02 being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with such Section at the time of such transaction and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.01 or secured under any clause of Section 6.02 that contains a limitation expressed in US dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue.

(c)  For purposes of any determination under any provision of this Agreement (other than any provision referred to in the foregoing clauses of this Section) where the context requires that amounts expressed in US dollars include the equivalent thereof in other currencies, including the definitions of the terms “Guarantee and Collateral Requirement” and “Prepayment Events”, amounts denominated in currencies other than US dollars shall be translated into US dollars at the currency exchange rates in effect on the date of such determination.

SECTION 1.07.  Effectuation of Transactions.  All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.08.  Status of Obligations.  In the event that Holdings, the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Holdings and the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  In addition, at such time as Holdings shall issue any Equity Subordinated Loans, Holdings shall execute, and shall condition the issue of such Equity Subordinated Loans on the execution by the holders thereof of, the Equity Subordinated Loans Subordination Agreement substantially in the form of Exhibit J.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a US Dollar Tranche Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its US Dollar Tranche Term Commitment, (b) to make a Euro Tranche Term Loan to the Borrower on the Effective Date (or the day immediately following the Effective Date) in a principal amount not exceeding its Euro Tranche Term Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in US dollars in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that (i) all Borrowings denominated in Euros shall be Eurocurrency Borrowings and (ii) all Borrowings denominated in US dollars made on the Effective Date must be made as ABR Borrowings.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Eurocurrency Borrowing Multiple and not less than the Eurocurrency Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in an amount that is an integral multiple of

$500,000 and not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

(e)  Notwithstanding any other provision of this Agreement, the Euro Tranche Term Loans made on the day following the Effective Date shall, for all purposes hereof (including the accrual of interest thereon and for purposes of determining the obligation to pay closing fees under Section 2.12(c), but excluding Sections 2.06(a) and 4.02) be deemed to have been made on the Effective Date; provided that (i) for purposes of Section 2.06(a), the requested date of borrowing of the Euro Tranche Term Loans shall be the day following the Effective Date and (ii) the obligation of each Euro Tranche Term Lender to make a Euro Tranche Term Loan on the day immediately following the Effective Date shall subject to the satisfaction of the conditions precedent set forth in Section 4.02(a) and 4.02(b) (and Holdings and the Borrower shall be deemed to have represented and warranted that the conditions specified in such Section have been satisfied).

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such request shall be made by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request).  Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a US Dollar Tranche Term Borrowing, a Euro Tranche Term Borrowing, an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a requested Borrowing denominated in US dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

In the case of a requested Borrowing denominated in US dollars, if no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Borrowing denominated in Euros or any other requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $1,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline

Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in US dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $2,500,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date referred to in clause (ii) above).  Notwithstanding the foregoing, the Borrower and an Issuing Bank may agree that a Letter of Credit will expire after the date referred to in clause (ii) above (an “Extended Expiration Letter of Credit”) if the Borrower shall have made arrangements (which may include the deposit of cash collateral or the delivery of one or more backstop letters of credit) satisfactory to such Issuing Bank to provide for the reimbursement of any LC Disbursements made thereunder after the Revolving Maturity Date.  Each Issuing Bank acknowledges and agrees that, notwithstanding anything to the contrary in this Section, the Revolving Lenders shall have no obligation to fund their Applicable Percentages of any LC Disbursements made under Extended Letters of Credit after the Revolving Maturity Date (but will participate as provided in paragraph (d) of this Section in LC Disbursements made under such Extended Letters of Credit on or prior to the Revolving Maturity Date).

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or, except as provided in paragraph (c) of this Section, termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then on such Business Day or (ii) otherwise, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall, except as provided in paragraph (c) of this Section in the case of an Extended Expiration Letter of Credit, pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(i) or 7.01(j).  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon request of the Borrower, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j)  Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)  Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)  LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of Loans denominated in US dollars, 12:00 noon, New York City time and (ii) in the case of Loans denominated in Euros, 3:00 p.m., London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans (or, in the case of any Borrowing denominated in Euros, the interest rate applicable to such Borrowing).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, in the case of any Borrowing denominated in US dollars, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or, in the case of any Borrowing, the Borrower may elect to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such election shall be made by hand delivery or facsimile, if applicable, to the Administrative Agent of an executed written Interest Election Request (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request).  Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in US dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a conversion of a US dollar denominated Borrowing to, or a continuation of, a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing with respect to Holdings or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) except in the case of any Borrowing denominated in Euros, (A) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) in the case of any outstanding Borrowing denominated in Euros, no such Borrowing may be continued as a Eurocurrency Borrowing with an Interest Period of longer than one month without the consent of the Majority in Interest of Lenders holding the Loans comprising such Borrowing.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the US Dollar Tranche Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Euro Tranche Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the day immediately following the Effective Date, and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 or €1,000,000, as applicable, and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)  The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Amortization of Term Loans.  (a)  The Borrower shall repay the US Dollar Tranche Term Borrowings on the last Business Day of March, June, September and December of each year, commencing with the last Business Day of December 2011 (the payment made on each such date being called a “US Dollar Tranche Installment”) in the aggregate principal amount set forth opposite the number of such US Dollar Tranche Installment below (as such amounts may be adjusted pursuant to paragraph (e) of this Section):

US Dollar Tranche Installment	Amount of Each Installment
1 - 16	$3,854,925.01
17 - 19	$23,129,550.09

(b)  The Borrower shall repay the Euro Tranche Term Borrowings on the last Business Day of March, June, September and December of each year, commencing with the last Business Day of December 2011 (the payment made on each such date being called a “Euro Tranche Installment”) in the aggregate principal amount set forth opposite the number of such Euro Tranche Installment below (as such amounts may be adjusted pursuant to paragraph (e) of this Section):

Euro Tranche Installment	Amount of Each Installment
1 - 16	€750,000
17 - 19	€4,500,000

(c)  The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (e) of this Section or pursuant to such Incremental Facility Agreement).

(d)  To the extent not previously paid, (i) all US Dollar Tranche Term Loans shall be due and payable on the US Dollar Tranche Term Maturity Date, (ii) all Euro Tranche Term Loans shall be due and payable on the Euro Tranche Term Maturity Date and (iii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(e)  Any prepayment of the Term Borrowings of any Class shall be applied to reduce the subsequent scheduled Installments of the Term Borrowings of such Class to be made pursuant to this Section ratably based on the amount of such scheduled Installments; provided that any prepayment of a Term Borrowing of any Class made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled Installments of such Class (i) in the case of any prepayment referred to in the definition of the term “Permitted Refinancing Indebtedness” or Section 2.22, as specified therein and (ii) otherwise, in such manner as the Borrower may direct (and absent such direction, in direct order of maturity).  If the initial aggregate amount of the Lenders’ Term Commitments of any Class exceeds the aggregate principal amount of Term Loans of such Class that are made on the Effective Date, then the Installments payable under paragraph (a), (b) or (c) of this Section, as applicable, shall be reduced ratably, based on the amounts of such Installments, by an aggregate amount equal to such excess.

(f)  Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection (i) in the case of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment,

(ii) in the case of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the scheduled date of such repayment or (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the scheduled date of such repayment.  Such notice shall be made by hand delivery or facsimile of a written form thereof to the Administrative Agent (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile of a written notice thereof to the Administrative Agent).  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time voluntarily to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay the Term Borrowings in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of the prepayment required pursuant to this paragraph) equals the Dollar Equivalent (as so determined) of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, (i) no prepayment shall be required to be made under this paragraph until and unless the Dollar Equivalent of the aggregate amount of the prepayment so required to be made exceeds $2,500,000 (in which case a prepayment shall be made on the first Business Day after the occurrence of such excess in the full amount of the prepayment that would have been required to be made under this paragraph without giving effect to this clause (i)) and (ii) if the Borrower shall, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 12 months after receipt of such Net Proceeds to acquire software or long-term productive assets of the general type used in the business of the Borrower or the other Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or the assets constituting a business, unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such

Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 12-month period (or within a period of 90 days thereafter if by the end of such initial 12-month period the Borrower or one or more other Subsidiaries shall have entered into an agreement with a third party to acquire such software or long-term productive assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time the Borrower shall be required to prepay the Term Borrowings in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of the prepayment required pursuant to this paragraph) equals to the Dollar Equivalent (as so determined) of the Net Proceeds that have not been so applied; provided further that (A) (x) to the extent any such Net Proceeds shall be received in respect of assets owned by an Unlimited Loan Party, such Net Proceeds may be reinvested only in assets owned by an Unlimited Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that, together with substantially all of its subsidiaries, become Unlimited Loan Parties upon the consummation thereof) and (y) subject to clause (x), to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that, together with substantially all of its subsidiaries, become Loan Parties upon the consummation thereof) and (B) to the extent any such Net Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Loan Party but the Equity Interests in which constitute Collateral, such Net Proceeds may be reinvested only in assets owned by a Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that will constitute Collateral).

(d)  Following (i) the end of the period beginning on July 1, 2011, and ending on December 31, 2011, and (ii) the end of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2012, the Borrower shall prepay Term Borrowings of each Class in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of such prepayment pursuant to this paragraph) is equal to (A) the product of (x) 50% (or, if the Leverage Ratio as of the last day of such period or fiscal year shall have been less than 2.00 to 1.00, 25%) of Excess Cash Flow for such period or fiscal year and (y) the percentage of the sum of the Dollar Equivalents (determined as of the last Business Day of such period or fiscal year) of the aggregate principal amounts of the Term Borrowings of all Classes outstanding as of the end of such period or fiscal year represented by the sum of the Dollar Equivalents (as so determined) of the aggregate principal amounts of the Term Borrowings of such Class outstanding as of the end of such period or fiscal year less (B) the sum of (x) the sum of the Dollar Equivalents (determined as of the second Business Day prior to the date of such prepayment pursuant to this paragraph) of the aggregate principal amounts of the Term Borrowings of such Class voluntarily prepaid (other than with Excluded Sources) by the Borrower pursuant to paragraph (a) of this Section during such period or fiscal year and (y) the product of (1) the aggregate principal amount of the Revolving Borrowings voluntarily prepaid (other than with Excluded Sources) by the Borrower pursuant to paragraph (a) of this Section (but only to the extent accompanied by a permanent reduction in the Revolving Commitments in a like amount) and (2) the percentage of the sum of the Dollar Equivalents (determined as of the last Business Day of such period or fiscal year) of the aggregate principal amounts of the Term Borrowings of all Classes outstanding as of the end of such period or fiscal year represented by the sum of the Dollar Equivalents (as so determined) of the aggregate principal amounts of the Term Borrowings of such Class outstanding as of the end of such period or fiscal year; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement; provided further that no such prepayment pursuant to this paragraph shall be required if the Leverage Ratio as of the last day of such period or fiscal year shall have been less than 1.00 to 1.00.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to such fiscal year (or for a fiscal year including the period) for which Excess Cash Flow is being calculated (and in any event no later than the last day on which such financial statements may be delivered in compliance with such Section).

(e)  In the event and on each occasion that, as a result of the receipt of any cash proceeds by Holdings, the Borrower or any other Subsidiary in connection with any sale, transfer, lease or other disposition of any asset or any other event, Holdings, the Borrower or any other Loan Party would be required by the terms of any Subordinated Indebtedness to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall (i) prepay Term Borrowings or (ii) acquire assets in one or more transactions permitted hereby, in each case in such amount as would be needed to eliminate such requirement.

(f)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (g) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class are outstanding (other than any prepayment pursuant to paragraph (d) of this Section, which shall be allocated as set forth in such paragraph), the Borrower shall select amounts of Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings of each Class pro rata based on the Dollar Equivalents of the aggregate principal amounts of the outstanding Term Borrowings of each such Class on the second Business Day prior to the date of such prepayment; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement.

(g)  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii)

in the case of prepayment of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Such notice shall be made by hand delivery or facsimile of a written form thereof to the recipient (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile of a written form thereof to the recipient).  Each such telephonic or written notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)  In the event the Borrower shall prepay any Term Borrowing on or prior to the date that is nine months following the Effective Date and, substantially concurrently with such prepayment, Holdings, the Borrower or another Subsidiary shall issue or incur refinancing or replacement Indebtedness (including under any replacement or incremental term loan facility contemplated by this Agreement), then (i) if the Weighted Average Yield of such refinancing or replacement Indebtedness shall be lower than the Weighted Average Yield of such Term Borrowings at the time of such prepayment, such prepayment shall be accompanied by a prepayment fee equal to 1% of the Dollar Equivalent (determined as of the second Business Day prior to the time such prepayment fee is required to be paid) of the aggregate principal amount prepaid and (ii) if the preceding clause (i) shall not be applicable but, at any time after the date of such prepayment and prior to the date that is nine months following the Effective Date, the Weighted Average Yield of such refinancing or replacement Indebtedness shall be lower than the Weighted Average Yield applicable to such Term Borrowings at the time of such prepayment, the Borrower shall pay to the Administrative Agent, for the accounts of the applicable Term Lenders, a prepayment fee equal to 1% of the Dollar Equivalent (as so determined) of the aggregate principal amount of such Term Borrowings prepaid.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the rate of 6.75% per annum on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay on the Effective Date to each Lender, as fee compensation for the funding of such Lender’s Term Loans and for such Lender’s Revolving Commitment, a closing fee in an amount equal to 1% of the Dollar Equivalent (determined as of the second Business Day prior to the Effective Date) of the aggregate principal amount of such Lender’s Term Loans and Revolving Commitment.

(d)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus 5.75% per annum.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 6.75% per annum.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)  Notwithstanding the foregoing, if the Borrower shall fail to deliver the Holdings Financial Statements to the Administrative Agent within 45 days after the Effective Date, from and after the 45th day after the Effective Date and until the date of delivery of the Holdings Financial Statements to the Administrative Agent by the Borrower, the principal of and interest on each Loan and any fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, 1% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 1% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class (if denominated in US dollars) to a Eurocurrency Borrowing shall be ineffective, (ii) each Borrowing of such Class shall, notwithstanding any Interest Election Request to the contrary, (A) if denominated in US dollars, be continued as an ABR Borrowing or (B) otherwise, bear interest, from and after the end of the immediately preceding Interest Period applicable thereto, at a rate equal to the rate per annum determined by the Administrative Agent to be representative of the Lenders’ cost of funding the applicable Loans (with the Borrower and each Lender agreeing that the Administrative Agent may make such determination in any manner it determines is reasonable, and that such determination shall be conclusive) plus 6.75% per annum and (iii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall (A) if denominated in US dollars, be deemed to be a request for an ABR Borrowing of such Class, or (B) otherwise, be ineffective.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the basis of the calculation of such additional amount or amounts, delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or

Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (i) as a result of a request by the Borrower pursuant to Section 2.19 or (ii) pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the interest rate spread applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency of a comparable amount and period from other banks in the London interbank market.  The Borrower shall also compensate each Term Lender for the loss, cost and expense attributable to any failure by the Borrower to deliver a timely Interest Election Request with respect to a Eurocurrency Term Loan.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Withholding of Taxes; Gross-Up.  Each payment by a Loan Party under this Agreement or any other Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay all applicable Other Taxes to the relevant Governmental Authority in accordance with applicable law, provided that the Borrower shall not be required to pay Other Taxes payable upon a voluntary registration by the Administrative Agent or a Lender with the Luxembourg Administration de l’Enregistrement et des Domaines unless the Administrative Agent or such Lender, as the case may be, shall have advised the Borrower that in the good faith discretion of the Administrative Agent or such Lender, as the case may be, such registration is necessary or advisable to enforce, maintain or preserve the rights or benefits of the Administrative Agent or any Lender under the Loan Documents.

(c)  Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient, or required to be withheld and deducted by such Recipient, in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient, if other than the Administrative Agent, shall deliver a copy of such certificate to the Administrative Agent.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Status of Lenders.  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax (including U.S. backup withholding Tax) with respect to any payments under this Agreement by the Borrower shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without, or at a reduced rate of, withholding.

(g)  Without limiting the generality of the foregoing:

(i) if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment (and solely for purposes of this Section 2.17(g)(i), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement); and

(ii) if a payment would be subject to the EU Savings Withholding Tax, the relevant Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Luxembourg law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation, authorizations and forms as will permit such payment to be made without (or at a reduced rate of) Luxembourg withholding tax.

(h)  Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  VAT Procedure.  (i)  All amounts set out, or expressed in a Loan Document to be payable by any Loan Party to any Recipient which (in whole or in part) constitute the consideration for a supply for VAT purposes shall, except as otherwise agreed by such Recipient, be deemed to be exclusive of any VAT that is chargeable on such supply, and accordingly, subject to paragraph (i)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Loan Party under a Loan Document, such Loan Party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of such VAT (and such Recipient has delivered to such Loan Party an invoice complying with the applicable legal requirements) unless such Loan Party is obligated by law to account directly to the applicable Governmental Authority for such VAT.

(ii) If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “VAT Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any Loan Party (the “VAT Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the VAT Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration), the VAT Subject Party shall, except as otherwise agreed by such VAT Recipient, also pay to the VAT Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (and such VAT Supplier has first delivered to the VAT Recipient (with a copy to the VAT Subject Party) an invoice complying with the applicable legal requirements) unless such Loan Party is obligated by law to account directly to the applicable Governmental Authority for such VAT.  The VAT Recipient will promptly pay to the VAT Subject Party an amount equal to any credit or repayment from the relevant tax authority (whether such credit or repayment is obtained by the VAT Recipient or any member of any group of which the VAT Recipient is a member for VAT purposes) that it reasonably determines relates to the VAT on such supply.

(iii) Where a Loan Document requires any Loan Party to reimburse or indemnify any Recipient for any cost or expense, such Loan Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Recipient reasonably determines that it, or any company of its group, is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(j)  Issuing Bank.  For purposes of Sections 2.17(e), 2.17(f), 2.17(g) and 2.17(i), the term “Lender” shall include each Issuing Bank.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (i) in the case of any payment in Euros, 2:00 p.m., London time, and (ii) otherwise, 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document, except payments in respect of the principal of Euro Tranche Term Loans and interest thereon, shall be made in US dollars, and payments in respect of the principal of Euro Tranche Term Loans and interest thereon shall be made in Euros.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, in the case of any assignment of Term Loans pursuant to clause (iv) above arising from any amendment or waiver effective on or before the date that is nine months following the Effective Date that would have the effect of reducing the Weighted Average Yield on such Term Loans, the prepayment fee pursuant to Section 2.11(h) (with such assignment being deemed to be a voluntary prepayment subject to the applicability of the prepayment provision pursuant to such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)  commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)  if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)  the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders ratably in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)  if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such

Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure (or such portion thereof) shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with clause (c) above, and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with clause (c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Holdings and the Borrower or such Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Holdings, the Borrower, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Incremental Facilities.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments; provided that, without the consent of the Required Lenders, the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $25,000,000 (or, if, after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans hereunder) and the consummation of any related Permitted Acquisition or other transaction, the Leverage Ratio, calculated on a pro forma basis in accordance with Section 1.05, shall be at least 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, $125,000,000); provided further that, notwithstanding the foregoing proviso, the Borrower may so establish additional Incremental Term Commitments in an aggregate principal amount not to exceed $15,000,000 so long as the Incremental Term Loans are made thereunder on the date of the effectiveness thereof and have the final scheduled maturity, interest rate spread and other terms identical to the terms of the US Dollar Tranche Term Loans made on the Effective Date (it being understood that such Incremental Term Loans shall, upon the making thereof, be allocated among each then outstanding US Dollar Tranche Term Borrowing ratably and, in the case of any such allocation to a US Dollar Tranche Eurocurrency Term Borrowing, shall have an initial Interest Period equal to the remaining Interest Period applicable to such Borrowing, and, upon such allocation, such Incremental Term Loans shall be a part of each such Borrowing (and shall constitute Loans of the same Class as the US Dollar Tranche Term Loans made on the Effective Date)) and no Incremental Term Lender providing such Incremental Term Commitments shall receive any compensation in connection therewith other than the compensation equivalent to the fees received by the US Dollar Tranche Term Lenders on the Effective Date pursuant to Section 2.12(c).  Each such notice shall specify (A) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed

Incremental Revolving Lender, consented to in writing by each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld)).  The proceeds of Loans under any Incremental Commitments may be used for solely for working capital and other general corporate purposes of Holdings, the Borrower and the other Subsidiaries, including consummation of Permitted Acquisitions; provided that not more than $15,000,000 in the aggregate principal amount of Loans made under the Incremental Commitments may be used to consummate any purchase or acquisitions of Equity Interests in any Person (including any indirect purchase or acquisition of Equity Interests in any subsidiary of any Person the Equity Interest in which are directly so purchased or acquired) that is an Excluded Subsidiary.

(b)  The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Holdings, the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitment shall become effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Increase Effective Date, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date);

(ii) on the applicable Increase Effective Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(iii) after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the applicable Increase Effective Date (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date) and the consummation of any related Permitted Acquisition or other transaction, Holdings shall be in compliance on a pro forma basis with each of the covenants set forth in Section 6.12 and 6.13 as of the end of and for the period of four fiscal quarters of Holdings then most recently ended;

(iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section; and

(v) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection with any such transaction.

(c)  The terms and conditions of the Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be identical to those of the US Dollar Tranche Term Commitments and the US Dollar Tranche Term Loans, provided that (i) the currency, interest rate or rates, any original issue discount, the amortization and effect thereon of any prepayment, the maturity date and any voluntary or mandatory commitment reduction or prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto (which prepayment requirements may provide that such Incremental Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the other Term Loans, but may not provide for prepayment requirements that are more favorable than those applicable to the other Term Loans) shall be determined by the Borrower and the Incremental Term Lenders providing such Incremental Term Commitments and Incremental Term Loans, as set forth in the applicable Incremental Facility Agreement, provided further that, notwithstanding the foregoing, (A) the Incremental Term Maturity Date applicable thereto shall be no earlier than the latest Maturity Date in effect on the applicable Increase Effective Date, and such Incremental Term Maturity Date shall not be subject to any conditions that could result in such date occurring on a date that precedes such Maturity Date (it being understood that a prepayment required pursuant to Section 2.11 or an acceleration pursuant to Section 7.01 shall not be deemed to constitute a modification of such Incremental Term Maturity Date), (B) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding on the applicable Increase Effective Date and (C) in the event that the Weighted Average Yield of any Incremental Term Loans made pursuant to Incremental Term Commitments effected (or committed to be effected) at any time prior to the second anniversary of the Effective Date is more than 0.50% greater than the Weighted Average Yield of any Term Loans outstanding on the applicable Increase Effective Date, then the interest rate spread applicable to such outstanding Term Loans shall be increased (and/or the Borrower will pay additional fees to Lenders holding such outstanding Term Loans) to the extent necessary so that the Weighted Average Yield of such Incremental Term Loans is not greater than 0.50% over the Weighted Average Yield of such outstanding Term Loans, and (ii) the Incremental Facility Agreement establishing such Incremental Term Commitment and Incremental Term Loans may provide for one or more additional affirmative or negative covenants applicable to Holdings and the Subsidiaries, so long as any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Incremental Term Lenders providing such Incremental Term Commitments and Incremental Term Loans shall also be for the benefit of all other Lenders.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(d)  The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be.

(e)  Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitments, the Revolving Exposures of the Incremental Revolving Lenders holding such Commitments, and the Applicable Percentages of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(f)  On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitments.

(g)  On any Increase Effective Date, subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment.

(h)  The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests created by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such new Commitments.

(i)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(f).  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

SECTION 2.22.  Refinancing Facilities.  (a)  The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in Letters of Credit and Swingline Loans and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”), in each case to refinance the then existing Revolving Commitments and Term Loans, as the case may be.  Each such notice shall specify (A) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Revolving Commitments or the Refinancing Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Refinancing Revolving Commitments or Refinancing Term Commitments, as applicable, being requested (it being agreed that (1) any Lender approached to provide any Refinancing Revolving Commitment or Refinancing Term Commitment may elect or decline, in its sole discretion, to provide such Refinancing Revolving Commitment or Refinancing Term Commitment and (2) any Person that the Borrower proposes to become a Refinancing Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Refinancing Revolving Lender, consented to in writing by each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld)).

(b)  The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by Holdings, the Borrower, each Refinancing Lender providing a Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Refinancing Effective Date, both immediately prior to and immediately after giving effect to such Refinancing Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date;

(ii) on the applicable Refinancing Effective Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(iii) after giving effect to such Refinancing Commitments and the making of Loans and other extensions of credit thereunder to be made on the applicable Refinancing Effective Date, Holdings shall be in compliance with each of the covenants set forth in Sections 6.12 and 6.13 as of the end of and for the period of four fiscal quarters of Holdings then most recently ended;

(iv) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection with any such transaction;

(v) in the case of any Refinancing Revolving Commitments, substantially contemporaneously with the effectiveness of the applicable Refinancing Facility Agreement the Borrower shall have terminated all the Revolving Commitments (and shall have made all prepayments required in connection therewith pursuant to Section 2.11(b)), and the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments as in effect immediately prior to such termination; and

(vi) in the case of any Refinancing Term Commitments, 100% of the Net Proceeds from the incurrence of Refinancing Term Loans thereunder shall be, substantially contemporaneously with the effectiveness of the applicable Refinancing Facility Agreement, applied to prepay Term Loans (and any such prepayment of Term Loans shall be applied ratably to reduce the subsequent Installments to be paid pursuant to Section 2.10).

(c)  The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall be no earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the latest Maturity Date with respect to Term Loans in effect on the applicable Refinancing Effective Date (in the case of Refinancing Term Commitments and Refinancing Term Loans), and such stated termination and maturity dates shall not be subject to any conditions that could result in such stated termination or maturity dates occurring on a date that precedes the Revolving Maturity Date or such latest Maturity Date, as applicable (it being understood that a prepayment required pursuant to Section 2.11 or an acceleration pursuant to Section 7.01 shall not be deemed to constitute a modification of such stated termination or maturity date) and (B) the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding on the applicable Refinancing Effective Date, (iii) the interest rate or rates applicable to the Refinancing Loans of such Class and the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (iv) any voluntary or mandatory commitment reduction or prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the other Term Loans, but may not provide for prepayment requirements that are more favorable than those applicable to the other Term Loans), (v) in the case of any Refinancing Term Loans, any original issue discount and the amortization and effect thereon of any prepayment, (vi) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class and (vii) any additional affirmative or negative covenants applicable to Holdings and the Subsidiaries, provided that any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Refinancing Lenders providing such Refinancing Commitments and Refinancing Loans shall also be for the benefit of all other Lenders.  In addition, any Refinancing Facility Agreement may provide for additional or different covenants or other provisions that are applicable only after the latest Maturity Date in effect immediately prior to giving effect to such Refinancing Facility Agreement.  Except as contemplated by the preceding two sentences, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit hereunder, and the terms of the Refinancing Term Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Term Commitments and the Term Loans of the Class being refinanced thereby.

(d)  The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests created by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such new Commitments.

(e)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.22(a) and of the effectiveness of any Refinancing Commitments, in each case advising the Lenders of the details thereof.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

SECTION 2.23.  Extension Offers.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b)  An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Holdings, the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless:

(i) the applicable Extension Offer shall have been made available on like terms to each Lender of the applicable Class or Classes;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof;

(iii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; and

(iv) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.

(c)  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.  Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder, provided that, in the case of any Extension Offer relating to Revolving Commitments, (i) the borrowings and repayments under such Revolving Commitments and the resulting Extended Commitments shall be made on a ratable basis, provided that the foregoing shall not apply to (A) repayments required to be made on the stated final maturity thereof and (B) repayments made in connection with any permanent reduction of such Revolving Commitments or such Extended Commitments made in accordance with Section 2.08, (ii) until such Revolving Commitments shall terminate, any permanent reduction of such Extended Commitments shall be accompanied by a ratable permanent reduction of such Revolving Commitments, provided that the foregoing shall not apply to any reduction of such Extended Commitments effected as part of the consideration offered to the applicable Extending Lenders as part of such Extension Offer, (iii) until such Revolving Commitments shall terminate and all Loans thereunder shall have been repaid in full, any permanent repayment of Loans under such Extended Commitments shall be accompanied by a ratable permanent repayment of Loans under such Revolving Commitments, provided that the foregoing shall not apply to any such repayment of Loans under such Extended Commitments effected as part of the consideration offered to the applicable Extending Lenders as part of such Extension Offer, (iv) the allocation, as between such Revolving Commitments and the resulting Extended Commitments of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit or any then outstanding or subsequently made Swingline Loan shall be made on a ratable basis, and (v) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each other Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  (a)  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)  Each Non-US Loan Party is subject, under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, as to such Non-US Loan Party, the “Applicable Non-US Loan Party Documents”), and the execution, delivery and performance by such Non-US Loan Party of the Applicable Non-US Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither any Non-US Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing in respect of its obligations under the Applicable Non-US Loan Party Documents.

SECTION 3.03.  Governmental Approvals; Absence of Conflicts.  (a)  The Transactions (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) filings necessary to perfect Liens created under the Loan Documents, (ii) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate the charter, by-laws or other organizational documents of Holdings, the Borrower or any other Subsidiary, (iv) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any other Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any other Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (v) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Subsidiary.

(b)  The Applicable Non-US Loan Party Documents are in proper legal form under the laws of the jurisdiction in which any Non-US Loan Party is organized and existing for the enforcement thereof against such Non-US Loan Party under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Non-US Loan Party Documents.  It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Non-US Loan Party Documents, that the Applicable Non-US Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Non-US Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Non-US Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Non-US Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)  The execution, delivery and performance of the Applicable Non-US Loan Party Documents executed by any Non-US Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Non-US Loan Party is organized and existing, not subject to any notification or authorization, except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  Holdings has heretofore furnished to the Lenders (i) the consolidated statement of financial position as of December 31, 2010, and the related consolidated statements of comprehensive income, cash flows and changes in equity for the fiscal year ended December 31, 2010, of Gee FI and its consolidated subsidiaries, prepared in accordance with IFRS and audited by and accompanied by the opinion of Ernst & Young Malta Limited, and (ii) the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of income, cash flows and changes in equity for the fiscal year ended December 31, 2010, of Iapetos and its consolidated subsidiaries, prepared in accordance with German GAAP and audited by and accompanied by the opinion of Ernst & Young GmbH.  The financial statements referred to in clause (i) above give a true and fair view of the financial position of Gee FI and its consolidated subsidiaries as of such date, and their financial performance and cash flows for such fiscal year, all in accordance with IFRS.  The financial statements referred to in clause (ii) above give a true and fair view of the net assets, financial position and results of operations of Iapetos and its consolidated subsidiaries as of such date or for such fiscal year, as applicable, in accordance with German GAAP.

(b)  Since December 31, 2010, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the other Subsidiaries, taken as a whole.

(c)  Except as set forth on Schedule 3.04, from December 31, 2010, through the Effective Date, Holdings, the Borrower and each other Subsidiary has conducted its business only in the ordinary course of business consistent with past practices, and during such period none of Holdings, the Borrower or any other Subsidiary has (i) declared or made, or agreed to pay or make, directly or indirectly, any Restricted Payment or (ii) consummated any Material Acquisition or Material Disposition or any other transaction that would be prohibited by Section 6.03, 6.05, 6.07, 6.09 or 6.11 if the covenants set forth therein were in effect during such period.

(d)  The Holdings Financial Statements, when delivered, will be prepared in accordance with IFRS, will be audited by and accompanied by the opinion of Ernst & Young Malta Limited and will give a true and fair view of the financial position of Holdings and its consolidated subsidiaries as of December 31, 2010, and their financial performance and cash flows for such fiscal year, all in accordance with IFRS.  The financial position and the financial performance and cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the Holdings Financial Statements will be consistent in all material respects with the financial position and the financial performance and cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the draft (dated August 29, 2011) consolidated financial statements of Holdings and its consolidated Subsidiaries delivered by Holdings to the Lenders prior to the Closing Date; provided that no representation or warranty is given as to any variations in non-cash entries between such draft financial statements and the Holdings Financial Statements.

SECTION 3.05.  Properties.  (a)  Holdings, the Borrower and each other Subsidiary has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Schedule 3.05 sets forth the address of each real property that constitutes a Mortgaged Property as of the Effective Date and the proper jurisdiction for the filing of Mortgages in respect thereof.  As of the Effective Date, none of Holdings, the Borrower or any other Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.06.  Intellectual Property.  (a)  Holdings, the Borrower and each other Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, technology, software, domain names and other intellectual property that is necessary for the conduct of its business, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No patents, trademarks, copyrights, technology, software, domain names or other intellectual property owned and used by Holdings, the Borrower or any other Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by Holdings, the Borrower or any other Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened against Holdings, the Borrower or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)  Holdings, the Borrower and the other Subsidiaries have, with respect to any patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that, individually or in the aggregate, are material for the conduct of their business, sole and exclusive ownership thereof (subject to any licenses granted to customers in the ordinary course of business) and the right, not subject to any restriction (including any exclusivity limitation or any requirement to pay consideration), to sell, transfer, license or assign (or, in the case of any inbound license, sublicense) to any other Person any and all of their rights therein, except where the failure of such ownership to be sole and exclusive, or the failure to have such right, or such right being subject to a restriction, individually or in the aggregate, could not reasonably be expected to materially detract from the value of such intellectual property being included in the Collateral.

(c)  Schedule 3.06 sets forth all source code licenses (whether as part of an escrow arrangement or otherwise) granted by Holdings, the Borrower or any other Subsidiary as of the Effective Date, other than any such licenses to software developers that have entered into use and nondisclosure agreements, and, if applicable, the escrow agent with respect thereto.

SECTION 3.07.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened in writing against Holdings, the Borrower or any other Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any other Subsidiary (i) has failed to comply with any Environmental Law applicable to it or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to it, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.08.  Compliance with Laws and Agreements.  (a)  Holdings, the Borrower and each other Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, licenses, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

(b)  To the extent applicable, Holdings, the Borrower and each other Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.  None of Holdings, the Borrower or any other Subsidiary nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any other Subsidiary, is currently subject to any US sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

SECTION 3.09.  Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10.  Taxes.  Holdings, the Borrower and each other Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by IFRS.

SECTION 3.11.  ERISA.  (a)  Each of Holdings and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Events have occurred or are reasonably expected to occur that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for preparation of the consolidated financial statements in accordance with IFRS or U.S. GAAP, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair value of the assets of all such underfunded Plans.

(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.  With respect to each Foreign Pension Plan, none of Holdings, the Borrower or any other Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any other Subsidiary, directly or indirectly, to a Tax or civil penalty that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.12.  Subsidiaries and Joint Ventures; Ownership by Permitted Holder; Disqualified Equity Interests.  (a)  Schedule 3.12A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any other Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Holdings, the Borrower or any other Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary, each Excluded Subsidiary and each Immaterial Subsidiary.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.12A, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

(b)  Schedule 3.12B sets forth, as of the Effective Date, (i) the percentage of each class of Equity Interests in Holdings owned by the Permitted Holder and (ii) all outstanding Disqualified Equity Interests, if any, in Holdings or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.13.  Solvency.  On the Effective Date, after giving effect to the Transactions to be consummated on the Effective Date and the incurrence of all Indebtedness and obligations being incurred herewith and therewith on the Effective Date, and giving effect to the rights of subrogation and contribution under the Master Guarantee Agreement, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Loan Parties, on a consolidated basis, are greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted and is proposed to be conducted.

SECTION 3.14.  Disclosure.  Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any other Subsidiary is subject as of the Effective Date, and all other information about Holdings and the Subsidiaries (other than information of a general economic nature or general industry nature) known to Holdings or the Borrower as of the Effective Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No written statement or written information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other written report, statement, certificate or other document furnished to the Administrative Agent, the Arranger, any Lender or any Issuing Bank by or on behalf of any Loan Party pursuant to, or for use in connection with the transactions contemplated by, this Agreement or the other Loan Documents, taken as a whole and as modified by other such documents so furnished, contained or will contain, as of the date such document was so furnished, any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, contained herein or therein not materially misleading; provided that the foregoing representation is not made with respect to any projections and pro forma financial information and information of a general economic nature or general industry nature.  The projections and pro forma financial information contained in the documents referred to above are based upon good faith estimates and assumptions believed by Holdings and the Borrower to be reasonable as of the date such documents are so furnished, it being recognized by the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may vary from the projected results set forth therein and that such variances may be material.

SECTION 3.15.  Collateral Matters.  (a)  The US Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent and held in the United States of America, together with instruments of transfer duly endorsed in blank, the security interest created under such Security Agreements will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the US Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)  Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the US Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the US Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

(d)  Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto, is effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral of the Loan Parties party thereto, and (i) subject to the filing in appropriate form in the appropriate offices as may be required under applicable law and the making or the procuring of all appropriate financing statements and other filings, registrations, endorsements, notarizations, stampings and notifications of the Security Documents or the Liens created thereunder in order to perfect the security created by the Security Documents and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral of the Loan Parties party thereto with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Security Documents), the Liens created by such Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties party thereto in the Collateral of such Loan Parties, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.16.  Federal Reserve Regulations.  None of Holdings, the Borrower or any other Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets of Holdings, the Borrower and the other Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Willkie Farr & Gallagher LLP, counsel for Holdings and the Borrower, and (ii) each local counsel for Holdings and the Borrower in each jurisdiction listed on Schedule 4.01(b), and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Holdings, confirming compliance with the conditions set forth in the first sentence of paragraphs (f) of this Section, in the second sentence of paragraph (i) of this Section and in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Engagement Letter or any Loan Document.

(f)  The Collateral and Guarantee Requirement shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of Holdings, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code filings (or the equivalent thereof outside the United States of America to the extent available) made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(g)  The Administrative Agent shall have received (i) a schedule of all insurance maintained by or on behalf of Holdings, the Borrower and the other Subsidiaries as of the Effective Date and (ii) evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

(h)  The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.

(i)  Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under (i) the Existing Credit Agreement and (ii) the Existing 2010 Loan Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions, none of Holdings, the Borrower or any other Subsidiary shall have outstanding any shares of preferred stock or other preferred Equity Interests or any Indebtedness, other than (A) Indebtedness incurred under the Loan Documents, (B) Indebtedness set forth on Schedule 6.01 and (C) Indebtedness permitted by Section 6.01(a)(iv), 6.01(a)(viii), 6.01(a)(ix) or 6.01(a)(x).

(j)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Holdings, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

(k)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on September 14, 2011 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time); provided, solely with respect to the matters expressly identified in the Post-Closing Letter Agreement, the satisfaction by the Loan Parties of the foregoing conditions shall not be required on the Effective Date, and shall not be a condition to the obligation of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, but shall be required to be accomplished in accordance with the Post-Closing Letter Agreement.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Holdings and the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  Holdings and the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)  within 120 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2011) (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 20-F of Holdings for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP (or an affiliated office thereof) or another independent registered public accounting firm of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements give a true and fair view of the financial position, financial performance and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with IFRS and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the applicable quarterly reporting form (if any) of Holdings for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the prior fiscal year, all certified by a Financial Officer of Holdings as giving a true and fair view of the financial position, financial performance and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the portion of such fiscal year in accordance with IFRS, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c)  concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) if any change in IFRS or in the application thereof has occurred since the date of the consolidated statement of financial position of Holdings most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Leverage Ratio or the Fixed Charge Coverage Ratio, specifying the nature of such change and the effect thereof on such calculations, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (v) in the case of any delivery of financial statements under clause (a) above, setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year (or the applicable portion thereof);

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that audited such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements (but without any requirement that it undertake any special or additional audit procedures for such purpose) of any Default and, in the case it shall have obtained knowledge of any Default, specifying the details thereof (which certificate may be limited to the extent required by accounting rules, guidelines or customs); provided that such certificate shall not be required to be delivered if Holdings has used commercially reasonable efforts to cause such certificate to be delivered by such accounting firm and such accounting firm has informed Holdings that it is not able or willing to provide such certificate;

(e)  within 90 days after the end of each fiscal quarter of Holdings (other than the fiscal quarter ending June 30, 2011), a completed Supplemental Perfection Certificate, signed by a Financial Officer of Holdings, (i) setting forth the information required pursuant to the Supplemented Perfection Certificate and indicating in a manner reasonably satisfactory to the Administrative Agent any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (e) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (e) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date);

(f)  no later than 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated statement of financial position and related projected statements of comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;

(g)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials, if any, filed by Holdings, the Borrower or any other Subsidiary with the SEC (or any equivalent thereof in any jurisdiction outside the United States of America) or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

(h)  promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)  promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (including at the request of any Lender) may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (g) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)  the occurrence of, or receipt by Holdings or the Borrower of any written notice claiming the occurrence of, any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings, the Borrower or any other Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Holdings or the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, any of its ERISA Affiliates, the Borrower and any other Subsidiary in an amount that could reasonably be expected to result in a Material Adverse Effect ; and

(d)  any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Additional Subsidiaries; Excluded Subsidiaries.  (a)  If any Subsidiary is formed or acquired after the Effective Date, Holdings and the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof (specifying, if such Subsidiary is a Designated Subsidiary, whether, in the reasonable judgment of Holdings and the Borrower, such Subsidiary would be a Limited Loan Party) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b)  Holdings may designate any Immaterial Subsidiary as a Designated Subsidiary; provided that (i) such Subsidiary shall not be an Excluded Subsidiary, (ii) substantially concurrently with such designation (or such longer period thereafter as the Administrative Agent may agree to in writing), Holdings shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party and (iii) Holdings shall have delivered a certificate of a Financial Officer of Holdings to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct and no Default shall have occurred and be continuing.

(c)  As determined as of the end of each fiscal quarter of Holdings (at such time as financial statements shall have been delivered for such quarter pursuant to Section 5.01(a) or 5.01(b)), if any Subsidiary was an Immaterial Subsidiary as of the last such determination (or, prior to the first such determination, as of the Effective Date) and no longer qualifies as such, then Holdings shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary within 30 days following such determination.

(d)  In the case of any Subsidiary that is an Excluded Subsidiary but not an Immaterial Subsidiary, Holdings and the Borrower will, and will cause such Subsidiary to, take all commercially reasonable actions (including the implementation of the so-called “whitewash procedures”) available under applicable law for the condition causing such Subsidiary to be an Excluded Subsidiary to cease to apply, except where the Administrative Agent shall have determined, in consultation with Holdings and the Borrower, that the foregoing may not be achieved without undue cost or burden.

(e)  Holdings shall, in connection with any Person becoming a Loan Party after the Effective Date, solicit a determination of the Administrative Agent as to whether such Loan Party constitutes a Limited Loan Party.  Any such determination shall be made by the Administrative Agent in the manner determined by the Administrative Agent to be fair and reasonable and consistent with the determination of which Loan Parties constituted Limited Loan Parties on the Effective Date.

SECTION 5.04.  Information Regarding Collateral.  (a)  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the Effective Date and (ii) the acquisition by any Loan Party of any other material assets after the Effective Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

SECTION 5.05.  Existence; Conduct of Business.  (a)  Holdings, the Borrower and each other Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b)  Holdings, the Borrower and each other Subsidiary will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property necessary to the conduct of its business as currently conducted, and proposed to be conducted, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of Holdings, the Borrower or such other Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of Holdings, the Borrower or such other Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by Holdings, the Borrower or such other Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Payment of Obligations.  Holdings, the Borrower and each other Subsidiary will pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by IFRS and (c) the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.  Maintenance of Properties.  Holdings, the Borrower and each other Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08.  Insurance.  Holdings, the Borrower and each other Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts, with such risk retention and against such risks as Holdings and the Borrower believe are reasonable and prudent in light of the size and nature of the business of Holdings and the Subsidiaries.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy, if the insurance company is willing to agree to provide such notice; provided that the requirements of clauses (a), (b) and (c) need not be satisfied with respect to any insurance policy maintained by any Non-US Loan Party if the Administrative Agent shall have determined, at the request of such Non-US Loan Party, that such actions are not customary for secured financings in the jurisdiction of organization of such Non-US Loan Party.  With respect to each Mortgaged Property that is located in an area in the United States of America determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  Holdings, the Borrower and each other Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with IFRS and material applicable law are made of all material dealings and transactions in relation to its business and activities.  Holdings, the Borrower and each other Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (subject to such accountants’ policies and procedures), all at such reasonable times and as often as reasonably requested; provided that, notwithstanding anything to the contrary contained in any Loan Document, including Section 9.03(a), unless a Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent (or any of its agents) and shall be limited to two in any calendar year (and the Loan Parties shall only be responsible for one such visit, inspection or examination).  The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with the Holding’s independent accountants.  Notwithstanding anything to the contrary in this Section 5.09, none of Holdings, the Borrower or any other Subsidiary will be required to disclose, permit the inspection, examination or making abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or agents) is prohibited by law, binding decree or order or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10.  Compliance with Laws.  Holdings, the Borrower and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of the Term Loans will be used solely for the payment of (a) fees and expenses payable in connection with the Transactions, (b) principal, premium, if any, interest, fees and other amounts due or outstanding under (i) the Existing Credit Agreement and (ii) the Existing 2010 Loan Agreement and (c) to the extent of the remaining proceeds thereof after application in accordance with clauses (a) and (b) above, to make the Specified Distribution.  The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital and other general corporate purposes of Holdings, the Borrower and the other Subsidiaries.  Letters of Credit will be issued only to support obligations of the Borrower and its subsidiaries incurred in the ordinary course of business.

SECTION 5.12.  Further Assurances.  Holdings, the Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including (a) the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and (b) using commercially reasonable efforts (but which shall not require the modification of any such license, contract or agreement or the payment of any compensation) to obtain the consent of any party to any license, contract or agreement which would cease to be an Excluded Asset as a result of such consent, as may be reasonably requested by the Administrative Agent), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  Holdings and the Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13.  Post-Closing Obligations.  (a)  Holdings and the Borrower will furnish to the Administrative Agent, on behalf of each Lender, within 45 days after the Effective Date, the Holdings Financial Statements.

(b)  The Loan Parties shall satisfy each of the requirements set forth in the Post-Closing Letter Agreement on or before the date specified in the Post-Closing Letter Agreement for each such requirement, or such later date as may be permitted with respect thereto pursuant to the terms of the Post-Closing Letter Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  (a)  None of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) (A) Permitted Refinancing Indebtedness, provided that at the time of the issuance or incurrence thereof and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) Holdings and the Subsidiaries shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, and (B) Refinancing Indebtedness in respect thereof;

(iii) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of Holdings or any Subsidiary to Holdings or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than Holdings or any Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the applicable Security Documents and (D) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(v) Guarantees incurred in compliance with Section 6.04;

(vi) Indebtedness of the Borrower or any other Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing;

provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000 at any time outstanding;

(vii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither Holdings nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;

(viii) to the extent constituting Indebtedness, Indebtedness arising in connection with endorsement of instruments for deposit or owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within 30 days of the incurrence thereof;

(ix) to the extent constituting Indebtedness, (A) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) Indebtedness in respect of, or in respect of letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary supporting obligations under, bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature, in each case incurred in the ordinary course of business;

(x) to the extent constituting Indebtedness, Indebtedness in the form of purchase price adjustments, indemnification, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred or assumed in connection with any Permitted Acquisition or other Investment permitted by Section 6.04 or any disposition permitted hereunder;

(xi) (A) unsecured subordinated Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, provided that (1) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee)

of any Person other than the Loan Parties, (2) such Indebtedness and Guarantees thereof are subordinated in right of payment to the Loan Document Obligations on terms customary at the time of the incurrence of such Indebtedness for high yield subordinated debt securities issued in a public offering, (3) the stated final maturity of such Indebtedness shall not be earlier than 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (4) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset disposition or an event of loss) prior to the date 180 days after the latest Maturity Date in effect on the date such Indebtedness is incurred, (5) such Indebtedness is not secured by any Lien on any asset of Holdings or any Subsidiary, (6) such Indebtedness does not require the obligors thereunder to maintain any specified financial condition or performance (other than as a condition to the taking of certain actions) and (7) the proceeds of such Indebtedness are used to finance the making of any Permitted Acquisition (including the refinancing of Indebtedness of the acquired Subsidiary and the payment of related fees and expenses), and (B) Refinancing Indebtedness in respect thereof;

(xii) other Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of secured Indebtedness (other than secured Indebtedness of any Excluded Subsidiary) permitted by this clause (xii) shall not exceed $3,500,000 at any time outstanding; and

(xiii) Equity Subordinated Loans.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section.

(b)  Notwithstanding anything herein to the contrary, Holdings will not create, incur, assume or permit to exist any Indebtedness of Holdings except (i) Indebtedness created under the Loan Documents, (ii) Guarantees of Indebtedness permitted by Section 6.01(a)(ii) and (iii) Indebtedness permitted by Section 6.01(a)(iv), 6.01(a)(viii), 6.01(a)(ix), 6.01(a)(x) and 6.01(a)(xiii).

SECTION 6.02.  Liens.  (a)  None of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of Holdings, the Borrower or any other Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(vi) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests in any

Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) licenses or sublicenses of intellectual property granted by the Borrower or any other Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Holdings or any Subsidiary;

(x) Liens on assets of any Excluded Subsidiary that secure the obligations of such Excluded Subsidiary permitted hereunder;

(xi) Liens on cash collateral provided by the Borrower to an Issuing Bank in respect of an Extended Expiration Letter of Credit as contemplated by Section 2.05(c); and

(xii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $3,500,000 at any time outstanding.

(b)  Notwithstanding anything herein to the contrary, Holdings will not create, incur, assume or permit to exist any Lien on Equity Interests in the Borrower except Liens referred to Section 6.02(a)(i), 6.02(a)(ii) and 6.02(a)(viii).

(c)  In the event that any asset that, pursuant to the terms hereof and the Security Documents, otherwise would have been required to be subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, is not subject to such Lien as a result of the cost/burden compared to the benefit determination made pursuant to the authority set forth in the definition of the term “Collateral and Guarantee Requirement”, then, notwithstanding anything herein to the contrary, none of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on such asset pursuant to Section 6.02(a)(xii) except if, prior thereto, Holdings, the Borrower or such other Subsidiary, as the case may be, shall have created pursuant to the Security Documents a perfected Lien thereon in favor of the Administrative Agent, for the benefit of the Secured Parties.

SECTION 6.03.  Fundamental Changes; Business Activities.  (a)  None of Holdings, the Borrower or any other Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary (other than the

Borrower) in a transaction in which the surviving entity is a Subsidiary, provided that (A) if any party to such merger or consolidation is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party (and, if any party to such merger or consolidation is an Unlimited Loan Party, the surviving entity is an Unlimited Loan Party) and (B) in the case of any such merger or consolidation involving a Subsidiary that is a direct subsidiary of an Unlimited Loan Party, the surviving entity shall be a direct subsidiary of an Unlimited Loan Party, (iii) any Subsidiary (other than the Borrower) may merge into or consolidate with any Person (other than Holdings or the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and the Subsidiaries and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings may convert its form of organization from a société à responsabilité limitée to a société anonyme under the laws of the Grand-Duchy of Luxembourg in connection with an IPO.

(b)  None of Holdings, the Borrower or any other Subsidiary will engage to any material extent in any business other than businesses of the type conducted by Holdings, the Borrower and the other Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)  Neither Holdings nor TG Holding shall own or acquire any assets, other than cash, Permitted Investments and assets incidental to the maintenance of its legal existence and its other activities permitted hereunder and (i) in the case of Holdings, Equity Interests in the Borrower and (ii) in the case of TG Holding, Equity Interests in its subsidiaries.  Neither Holdings nor TG Holding shall conduct, transact or otherwise engage in any business or activity other than (A) (x) in the case of Holdings, the ownership and/or acquisition of the Equity Interests in the Borrower, and (y) in the case of TG Holding, the ownership and/or acquisition of the Equity Interests in its subsidiaries, (B) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (C) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Subsidiaries, (D) the performance of its obligations under and in connection with the Loan Documents, any documentation governing other Indebtedness it is permitted to incur and other agreements it is party to in compliance with this Agreement, (E) in the case of Holdings, any public offering of its Equity Interests or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (F) the making of any dividend or the holding of any cash received in connection with dividends made by, (x) in the case of Holdings, the Borrower and (y) in the case of TG Holding, its subsidiaries, in accordance with this Agreement pending application thereof, (G) incurrence of fees, costs and expenses relating to overhead and general operating expenses, including professional fees for legal, tax and accounting matters, and payment of taxes, (H) providing indemnification to officers and directors and as otherwise permitted hereunder, (I)

activities incidental to the consummation of the Transactions, (J) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Subsidiaries and guaranteeing the obligations of the Subsidiaries as permitted hereunder and (K) activities incidental to the businesses or activities described in clauses (A) to (J) of this paragraph.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  None of Holdings, the Borrower or any other Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, except:

(a)  Permitted Investments;

(b)  Investments existing on the date hereof and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the date hereof);

(c)  investments by Holdings, the Borrower and the other Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement”, (iii) the aggregate amount of such investments by the Unlimited Loan Parties in, and loans and advances by the Unlimited Loan Parties to, and Guarantees by the Unlimited Loan Parties of Indebtedness and other monetary obligations of, Limited Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $10,000,000 at any time outstanding and (iv) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other monetary obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $10,000,000 at any time outstanding;

(d)  loans or advances made by Holdings, the Borrower or any other Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iv), (ii) the amount of such loans and advances made by Unlimited Loan Parties to Limited Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above and (iii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(iv) above;

(e)  Guarantees by Holdings, the Borrower or any other Subsidiary of Indebtedness or other obligations of Holdings, the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Master Guarantee Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party, (ii) the aggregate amount of Indebtedness and other monetary obligations of Limited Loan Parties that are Guaranteed by Unlimited Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above and (iv) the aggregate amount of Indebtedness and other monetary obligations of Subsidiaries that are not Loan Parties that are Guaranteed by Loan Parties shall be subject to the limitation set forth in clause (c)(iv) above;

(f)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)  Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(h)  Investments by Holdings, the Borrower or any other Subsidiary that result solely from the receipt by Holdings, the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(i)  Investments in the form of Hedging Agreements permitted under Section 6.07;

(j)  payroll, travel and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k)  loans or advances to directors and employees of Holdings or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;

(l)  Permitted Acquisitions;

(m)  Investments of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, provided that such Investment exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(n)  Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) in Holdings; and

(o)  other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (i) no Default shall have occurred and be continuing or would result therefrom, (ii) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05 and (iii) the aggregate amount of all Investments made in reliance on this clause (o) outstanding at any time, together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (o) (determined as set forth in the definition of the term “Permitted Acquisition”), shall not in the aggregate at any time exceed an amount equal to the sum of (A) $7,500,000 and (B) the Available Basket Amount at the time of the making of such Investment or acquisition.

SECTION 6.05.  Asset Sales.  None of Holdings, the Borrower or any other Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to Holdings, the Borrower or any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)  sales, transfers, leases, sub-leases and other dispositions of inventory or used, obsolete or surplus property in the ordinary course of business or of cash and Permitted Investments, and nonexclusive licensing or sub-licensing of intellectual property in the ordinary course of business; provided that Holdings, the Borrower and any other Subsidiary may grant exclusive licenses to any of Holdings, the Borrower or any other Subsidiary, so long as any such exclusive license granted by any Unlimited Loan Party to a Subsidiary that is not an Unlimited Loan Party (i) shall be terminable at will by the Unlimited Loan Party or (ii) shall have a term of not more than one year (subject to customary one year renewal rights);

(b)  sales, transfers, leases and other dispositions to Holdings, the Borrower or any other Subsidiary; provided that (i) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party and (ii) any such sales, transfers, leases or other dispositions by an Unlimited Loan Party to a Limited Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)  sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d)  dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)  dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(f)  the lapse or abandonment in the ordinary course of business of any immaterial intellectual property;

(g)  dispositions in the form of Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.08(a) (provided that, in the case of any such Restricted Payment by Holdings, the assets disposed thereby shall be solely in the form of cash or Permitted Investments);

(h)  dispositions of Investments in joint ventures to the extent required by any encumbrance or restriction, including any put and call arrangements, set forth in the organizational documents of such joint venture or any related joint venture, shareholders’ or similar agreement; and

(i)  sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $7,500,000 during any fiscal year of Holdings and (ii) all sales, transfers, leases and other dispositions made in reliance on this clause shall be made for fair value and at least 50% cash consideration (provided that for purposes of this clause (i), any securities received by the Person making such sale, transfer, lease or other disposition that are converted into cash (to the extent of the cash received) within 180 days following the closing of such transaction shall be deemed to be cash).

Notwithstanding the foregoing, no such sale or transfer of any Equity Interests in any Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by Holdings and the Subsidiaries and (ii) immediately after giving effect to such transaction, Holdings and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06.  Sale/Leaseback Transactions.  None of Holdings, the Borrower or any other Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.

SECTION 6.07.  Hedging Agreements.  None of Holdings, the Borrower or any other Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of Holdings, the Borrower or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any other Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of Holdings, the Borrower or any other Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder;

(ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests; provided that dividends paid by the Borrower to Holdings may only be paid at such times and in such amounts as shall be necessary to permit Holdings (A) to make Restricted Payments permitted to be made by it under this Section 6.08(a), (B) to make any Investment or acquisition permitted to be made by it under Section 6.04 or (C) to discharge its other liabilities as and when due;

(iii) Holdings may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(iv) Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Holdings;

(v) Holdings may make Restricted Payments, not exceeding $2,000,000 in the aggregate for any fiscal year (plus the proceeds of any key man life insurance policy paid to Holdings or any Subsidiary during such fiscal year), pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of Holdings, the Borrower and the other Subsidiaries;

(vi) on the Effective Date or within 60 days thereafter, Holdings may make the Specified Distribution;

(vii) Holdings and the Subsidiaries may pay a management fee to the Permitted Holders in an aggregate amount not to exceed $375,000 in any fiscal year of Holdings; and

(viii) Holdings may make additional Restricted Payments so long as at the time thereof and after giving effect thereto (A) no Default shall have occurred and be continuing, (B) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, provided that for purposes of this clause (viii)(B), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, (C) at the time of the making thereof, the aggregate amount of each Restricted Payment made in reliance on this clause (viii) shall not exceed the Available Basket Amount at such time and (D) Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this clause (viii) have been satisfied with respect to such Restricted Payment, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (viii)(B) and (viii)(C) above.

(b)  None of Holdings, the Borrower or any other Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted under Section 6.01(a)(ii), 6.01(a)(xi) or 6.01(a)(xiii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any such Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii));

(ii) refinancings of any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii)) with the proceeds of other Indebtedness permitted under Section 6.01;

(iii) payments of or in respect of any such Indebtedness made solely with Equity Interests in Holdings (other than Disqualified Equity Interests);

(iv) repayment in full of, and payment of all amounts in respect thereof arising in connection with such repayment, any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii)) the aggregate principal amount of which did not (immediately prior to such repayment) exceed $5,000,000; and

(v) so long as at the time thereof and after giving effect thereto (A) no Default shall have occurred and be continuing and (B) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05 (provided that, in the case of any payment or distribution of or in respect of any Indebtedness permitted by Section 6.01(a)(xi) or 6.01(a)(xiii), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12), any other payment or distribution of or in respect of any such Indebtedness in an amount not to exceed the Available Basket Amount at the time of the payment or making thereof; provided that Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this clause (v) have been satisfied with respect to such payment or distribution, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (B) above and calculating the Available Basket Amount.

SECTION 6.09.  Transactions with Affiliates.  None of Holdings, the Borrower or any other Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions pursuant to the agreements listed on Schedule 6.09, (b) transactions that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (c) transactions (i) in addition to transactions contemplated by clause (a), between or among Loan Parties, in each case not involving any other Affiliate, provided that any sale, transfer or other disposition of assets by any Unlimited Loan Party to any Limited Loan Party, or by any Limited Loan Party to any Unlimited Loan Party, shall be at prices and on terms and conditions not less favorable to such Unlimited Loan Party than those that would prevail in arm’s-length transactions with unrelated third parties, and (ii) between or among any Subsidiaries that are not Loan Parties, in each case not involving any other Affiliate, (d) any Restricted Payment permitted under Section 6.08(a), (e) issuances by Holdings of Equity Interests (other than Disqualified Equity Interests), and receipt by Holdings of capital contributions, and the granting of registration and other customary rights in connection therewith, (f) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Holdings, the Borrower or any other Subsidiary entered in the ordinary course of business, (f) loans and advances permitted under Sections 6.04(k) and 6.04(l) and (g) payment of out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings pursuant to any stockholders agreement or registration rights agreement in effect on the Effective Date.

SECTION 6.10.  Restrictive Agreements.  None of Holdings, the Borrower or any other Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or to Guarantee Indebtedness of Holdings, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (and any renewal or extension thereof, but shall apply to any amendment, modification, renewal or extension thereof expanding the scope of, any such restriction or condition), (C) restrictions and conditions imposed by any agreement or document governing or evidencing Indebtedness permitted under Section 6.01(a)(ii), 6.01(a)(xi) or 6.01(a)(xii), provided that such restrictions and conditions do not conflict with the obligations of the Loan Parties set forth herein or in the other Loan Documents, (D) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale,  provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, and (F) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(a)(vii) (and any renewal or extension thereof, but shall apply to any amendment, modification, renewal or extension thereof expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(vi) or 6.01(vii) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases and other agreements restricting the assignment thereof and (C) customary restrictions on cash or other deposits imposed by counterparties to any deposit agreements entered into in the ordinary course of business.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Guarantee and Collateral Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11.  Amendment of Material Documents.  None of Holdings, the Borrower or any other Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing any Material Indebtedness or Equity Subordinated Loans or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12.  Leverage Ratio.  Holdings and the Borrower will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Effective Date to but excluding December 31, 2011	4.00:1.00
December 31, 2011 to but excluding June 30, 2012	3.75:1.00
June 30, 2012 to but excluding September 30, 2012	3.50:1.00
September 30, 2012 to but excluding December 31, 2012	3.25:1.00
On and after December 31, 2012	3.00:1.00

SECTION 6.13.  Fixed Charge Coverage Ratio.  Holdings and the Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date to but excluding March 31, 2012	1.00:1.00
March 31, 2012 to but excluding September 30, 2012	1.10:1.00
On and after September 30, 2012	1.20:1.00

SECTION 6.14.  Fiscal Year.  Holdings and the Borrower will not change their fiscal year to end on a date other than December 31.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation, warranty or statement made or deemed made by or on behalf of Holdings, the Borrower or any other Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)  Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05 (with respect to the existence of Holdings or the Borrower), 5.11 or 5.13 or in Article VI;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower (with a copy to the Administrative Agent in the case of any such notice from the Required Lenders);

(f)  Holdings, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (but only after giving effect to the period of grace, if any, applicable thereto);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (all the notices, if any, required to be given having been given and the period of grace, if any, applicable thereto having lapsed) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any other Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or equivalent governing body) of Holdings, the Borrower or any other Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j)  Holdings, the Borrower or any other Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer and such insurer is reasonably determined to be able to meet such claim) shall be rendered against Holdings, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Subsidiary to enforce any such judgment;

(l)  one or more judgments for injunctive relief shall be rendered against Holdings, the Borrower, any other Subsidiary or any combination thereof that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(m)  one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected

Lien, with the priority required by the applicable Security Document, on any Collateral having, individually or in the aggregate, fair market value of $10,000,000 or more, in each case except (i) as a result of a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Security Documents or to file Uniform Commercial Code continuation statements or (iii) in the case of any Mortgaged Property, where the loss of such Lien shall be covered, for the full amount of the fair market value of such Collateral, by a title policy benefiting the Administrative Agent, on behalf of the Secured Parties;

(o)  any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(p)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings and the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.

SECTION 7.02.  Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.01, for purposes of determining whether an Event of Default has occurred under the financial covenants set forth in Sections 6.12 and 6.13, any cash equity contribution (other than in the form of Disqualified Equity Interests)

made to Holdings after the last day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.01 will, at the request of Holdings, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants set forth in Sections 6.12 and 6.13 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) in each period of four consecutive fiscal quarters, there shall be at least three fiscal quarters in respect of which no Specified Equity Contribution is made and no more than two Specified Equity Contributions may be made in the aggregate since the Effective Date, (b) the amount of a Specified Equity Contribution made with respect to any fiscal quarter may not exceed the lesser of (i) the minimum amount required to be in compliance (after giving effect to such Specified Equity Contribution) with the financial covenants set forth in Sections 6.12 and 6.13 and (ii) an amount equal to 25% of the Consolidated EBITDA (determined prior to giving effect to such Specified Equity Contribution) for the period of four consecutive fiscal quarters then ended and (c) all Specified Equity Contributions will be disregarded (i) in determining Consolidated EBITDA for purposes of determining whether the conditions precedent set forth in Section 4.02 shall have been satisfied and (ii) for all other purposes under the Loan Documents (including for purposes of determining the Available Basket Amount and calculating basket levels and, in the case of any basket or other exception to the restrictive covenants set forth herein that is determined by reference to pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13 or any other financial metric, for purposes of determining such pro forma compliance).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent, collateral agent and security trustee under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction, (a) each of the Lenders and the Issuing Banks hereby appoints (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have appointed) the Administrative Agent to hold the Collateral on trust for the benefit of the Secured Parties, and the Administrative Agent accepts such appointment and agrees to hold and apply the Collateral in accordance with the Loan Documents, and (b) each of the Lenders and the Issuing Banks hereby grants (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have granted) to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s (or such other Secured Party’s) behalf, and the Administrative Agent hereby accepts such grant.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the

Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof or any determination of the Exchange Rate, the Dollar Equivalent or the Weighted Average Life to Maturity.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, provided that, so long as no Default or Event of Default shall have occurred and be continuing, such successor shall have been approved by the Borrower (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, provided that, so long as no Default or Event of Default shall have occurred and be continuing, such successor shall have been approved by the

Borrower (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (including in its capacity as the security trustee) on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.  In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder.  It is understood and agreed that the availability of benefits of the Collateral to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

Notwithstanding anything herein to the contrary, the Arranger shall not have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at GFI House, San Andrea Street, San Gwann, SGN 1612, Malta, Attention of Chief Financial Officer  (Fax No. +356 213 82 419);

(ii) if to the Administrative Agent, (A) in the case of any notices or other communications relating to Borrowings denominated in a currency other than US dollars, to J.P. Morgan Europe Limited, 125 London Wall, London E1W 2JD, United Kingdom, Attention of Ridwana Moosafeer (Fax No. 44 (0)207 777 2360), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York, New York 10172, Attention of Justin Kelley (Fax No. (646) 534-3078), and (B) otherwise, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603, Attention of Latanya Driver (Fax No. (888) 292-5933), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York, New York 10172, Attention of Justin Kelley (Fax No. (646) 534-3078);

(iii) if to any Issuing Bank that is the same entity as the Administrative Agent or to the Swingline Lender, to it at the address set forth in clause (ii)(B) of this Section, and if to any other Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, Holdings or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under this Agreement or any other Loan Document shall, or shall be deemed, to extinguish any of the rights, benefits or privileges afforded by any Guarantee or Collateral created or granted under the Loan Documents for the benefit of such Lender in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation.

(b)  Except as provided in Sections 2.21, 2.22, 2.23, and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02), (B) increase the Commitment of any Lender without the written consent of such Lender (it being understood that an issuance of an Extended Expiration Letter of Credit in itself shall not be deemed to be an increase in any Revolving Commitment), (C) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (including any reduction or waiver of any increase in the interest rate applicable pursuant to Section 2.13(f), but excluding any reduction as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c)), or reduce any fees (including any prepayment fees) payable hereunder, without the written consent of each Lender affected thereby, (D) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or change the last sentence of Section 2.05(c), in each case without the written consent of each Lender affected thereby, (E) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (F) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (G) release substantially all of the value of the Guarantees (including by limiting liability in respect thereof) created under the Master Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Master Guarantee Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Master Guarantee Agreement shall not be deemed to be a release or limitation of any Guarantee, (H) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), and (I) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall waive, amend or otherwise modify Section 2.20 without the prior written consent of each Issuing Bank and the Swingline Lender, and no such agreement shall otherwise amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more particular Classes (but not the Lenders of any other Classes), may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (B), (C) or (D) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)  Notwithstanding anything herein to the contrary, (i) the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Master Guarantee Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” and (ii) the Administrative Agent and the Borrower may, without the consent of any Secured Party or any other Person, amend this Agreement, the Master Guarantee Agreement and any other Security Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement (with the Borrower hereby agreeing to provide its agreement to any such amendment to this Agreement, the Master Guarantee Agreement or any other Security Document reasonably requested by the Administrative Agent).

(d)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  Holdings and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of one lead counsel for all of them and of such local and special counsel as the Administrative Agent may deem appropriate in its good faith discretion, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any other Subsidiary, or any Environmental Liability related in any way to Holdings, the Borrower or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (ii) except in the case of the Administrative Agent, the Arranger, the Swingline Lender or any Issuing Bank in their capacity as such, with respect to disputes between and among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any other Subsidiary.  This paragraph shall not apply to Taxes (other than any Taxes that represent losses or damages arising from any non-Tax claim).

(c)  To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect) (with the amount of any Loan or Commitment denominated in a currency other than US dollars being the Dollar Equivalent thereof on or about the date of determination).

(d)  To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their subsidiaries to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable within 15 days after written demand therefor setting forth the basis for such claim in reasonable detail.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arranger and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j) has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)  each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D)  the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of (1) US Dollar Tranche Term Loans, $1,000,000, or (2) Euro Tranche Term Loans, €1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 2.17(g) (it being understood that the documentation required under Section 2.17(f) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (2) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person

(including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments, if any, of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement, and any such Lender, Issuing Bank or Affiliate thereof shall provide to Holdings and the Administrative Agent written notice of any such set off promptly after the occurrence thereof (it being understood and agreed that the failure to provide such notice shall not affect the right of such Person to make such set off).  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or any of their properties in the courts of any jurisdiction.

(c)  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each of Holdings and the Borrower hereby irrevocably designates, appoints and empowers GFI Software (Florida) Inc., a Florida corporation (the “Process Agent”), with offices on the date hereof at 33 North Garden Avenue, Suite 1200, Clearwater, Pinellas County, Florida 33755, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by mailing or delivering a copy of such process to Holdings or the Borrower, as the case may be, in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and each of Holdings and the Borrower hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf.  If for any reason such designee, appointee and agent shall cease to be available to act as such, each of Holdings and the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to Administrative Agent, and further shall at all times maintain an agent for service of process in the United States of America, so long as there shall be outstanding any Secured Obligations.  Holdings and the Borrower shall give notice to the Administrative Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Administrative Agent.

(e)  Each party to this Agreement (and, in the case of Holdings and the Borrower, as an alternative method of service to the method specified in paragraph (f) of this Section) irrevocably consents to service of process by mailing of copies of such process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process (provided that the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority claiming jurisdiction over it) unless such notification is prohibited by applicable law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Holdings, the Borrower or any other Subsidiary and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower.  For purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any other Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, which shall in no event be less than commercially reasonable care.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Release of Liens and Guarantees.  A Subsidiary Loan Party (other than the Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this

Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.  The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16.  No Fiduciary Relationship.  Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17.  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)  Holdings, the Borrower and each Lender acknowledge that, if information furnished by Holdings or the Borrower pursuant to or in connection with this

Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GFI SOFTWARE S.À R.L.,

by	/s/ Daniel Kossman
Name: Daniel Kossman
Title: Attorney

TV GFI HOLDING COMPANY S.À R.L.,

by	/s/ Daniel Kossman
Name: Daniel Kossman
Title: Attorney

JPMORGAN CHASE BANK, N.A.,
individually and as Issuing Bank and
Administrative Agent,

by	/s/ David F. Gibbs
Name: David F. Gibbs
Title: Managing Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT

OF TV GFI HOLDING
COMPANY S.À R.L.

J.P. MORGAN EUROPE LIMITED

by	/s/ Alistair Stevenson
Name: Alistair Stevenson
Title: Managing Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT

OF TV GFI HOLDING
COMPANY S.À R.L.

MORGAN STANLEY BANK, N.A.

by	/s/ Andrew W. Earls
Name: Andrew W. Earls
Title: Authorized Signatory

SIGNATURE PAGE TO
THE CREDIT AGREEMENT

OF TV GFI HOLDING
COMPANY S.À R.L.

Jefferies Finance LLC

by	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director